As filed with the Securities and Exchange Commission on January 29, 2016
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________
HealthSouth Corporation
Additional Registrants listed on Schedule A hereto
(Exact Name of Registrant as Specified in its Charter)
_______________________

Delaware	8060	63-0860407
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
_______________________
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
(205) 967-7116
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
_______________________
Stephen D. Leasure
Associate General Counsel
HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
(205) 967-7116
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
_______________________
With copies to:

Timothy W. Gregg Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North 2400 Regions/Harbert Plaza Birmingham, Alabama 35203 (205) 254-1000
_______________________
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. (Check one):
Large accelerated filer ☒                Accelerated filer ☐
Non-accelerated filer     ☐            Smaller reporting company ☐
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
__________________________________________________________________________________________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee (3)
5.75% Senior Notes due 2024	$350,000,000	100%	$350,000,000	$35,245
Guarantees of 5.75% Senior Notes due 2024 (2)	–	–	–	–
5.75% Senior Notes due 2025	$350,000,000	100%	$350,000,000	$35,245
Guarantees of 5.75% Senior Notes due 2025 (2)	–	–	–	–

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is required for the registration of the guarantees.
(3)	Calculated in accordance with Rule 457(f) under the Securities Act.
___________________________________________________________________________________________________________
The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

____________________________________________________________________________________________________________

TABLE OF ADDITIONAL REGISTRANTS

Schedule A

Exact Name of Registrant as Specified in its Charter*	State or other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Advantage Health, LLC	Delaware	8060	04-2772046
CMS Jonesboro Rehabilitation, Inc.	Delaware	8060	62-1347455
Continental Medical of Arizona, Inc.	Delaware	8060	25-1622263
Continental Medical Systems, Inc.	Delaware	8060	51-0287965
Continental Rehabilitation Hospital of Arizona, Inc.	Delaware	8060	25-1622264
HealthSouth Acquisition Holdings, LLC	Delaware	8060	47-4222377
HealthSouth Acquisition Holdings Subsidiary, LLC	Delaware	8060	38-3972785
HealthSouth Arizona Real Estate, LLC	Delaware	8060	45-2816261
HealthSouth Arkansas Real Estate, LLC	Delaware	8060	47-5318134
HealthSouth Aviation, LLC	Delaware	7380	26-2558709
HealthSouth Bakersfield Rehabilitation Hospital, LLC	Delaware	8060	63-1184845
HealthSouth Bryan Holdings, LLC	Delaware	8060	47-5382676
HealthSouth California Real Estate, LLC	Delaware	8060	46-0772862
HealthSouth Cardinal Hill Rehabilitation Hospital, LLC	Delaware	8060	47-3054927
HealthSouth Colorado Real Estate, LLC	Delaware	8060	45-2973710
HealthSouth Deaconess Holdings, LLC	Delaware	8060	45-4093563
HealthSouth East Valley Rehabilitation Hospital, LLC	Delaware	8060	26-2942698
HealthSouth GKBJH Holdings, LLC	Delaware	8060	81-0798944
HealthSouth Harmarville Rehabilitation Hospital, LLC	Delaware	8060	52-1960506
HealthSouth Johnson City Holdings, LLC	Delaware	8060	46-5136877
HealthSouth Joint Ventures Holdings, LLC	Delaware	8060	45-3462275
HealthSouth Kansas Real Estate, LLC	Delaware	8060	45-5092337
HealthSouth Kentucky Real Estate, LLC	Delaware	8060	27-5440425
HealthSouth Littleton Rehabilitation, LLC	Delaware	8060	45-4929357
HealthSouth Martin County Holdings, LLC	Delaware	8060	45-4094041
HealthSouth Maryland Real Estate, LLC	Delaware	8060	47-5529679
HealthSouth Massachusetts Real Estate, LLC	Delaware	8060	47-5517900
HealthSouth Middletown Rehabilitation Hospital, LLC	Delaware	8060	27-3463026
HealthSouth Nevada Real Estate, LLC	Delaware	8060	46-3643875
HealthSouth New Mexico Real Estate, LLC	Delaware	8060	46-3662902
HealthSouth North Houston GP, LLC	Delaware	8060	47-5177454
HealthSouth Northern Kentucky Rehabilitation Hospital, LLC	Delaware	8060	63-1184835
HEALTHSOUTH of Dothan, Inc.	Alabama	8060	63-1097851
HealthSouth of East Tennessee, LLC	Delaware	8060	63-1028003
HealthSouth of Erie, LLC	Delaware	8060	63-1105904
HealthSouth of Fort Smith, LLC	Delaware	8060	63-1105919
HEALTHSOUTH of Nittany Valley, Inc.	Delaware	8060	63-1105924
HEALTHSOUTH of South Carolina, Inc.	Delaware	8060	63-0974715
HEALTHSOUTH of Spring Hill, Inc.	Delaware	8060	63-1244181
HealthSouth of Toms River, LLC	Delaware	8060	63-1105897
HEALTHSOUTH of Treasure Coast, Inc.	Delaware	8060	63-1105921
HealthSouth of York, LLC	Delaware	8060	63-1105925
HEALTHSOUTH of Yuma, Inc.	Delaware	8060	95-4895912
HealthSouth Ohio Real Estate, LLC	Delaware	8060	45-4508186
HealthSouth Owned Hospitals Holdings, LLC	Delaware	8060	27-2457679
HealthSouth Pennsylvania Real Estate, LLC	Delaware	8060	46-3458365
HealthSouth Plano Rehabilitation Hospital, LLC	Delaware	8060	25-1661222
HealthSouth Properties, LLC	Delaware	8060	63-1133453
HealthSouth Reading Rehabilitation Hospital, LLC	Delaware	8060	72-1397929
HealthSouth Real Estate, LLC	Delaware	8060	27-2811002
HealthSouth Real Property Holding, LLC	Delaware	8060	63-1044004

HEALTHSOUTH Rehabilitation Center, Inc.	South Carolina	8060	57-0775688
HealthSouth Rehabilitation Center of New Hampshire, Inc.	Delaware	8060	63-1102594
HealthSouth Rehabilitation Hospital at Drake, LLC	Delaware	8060	45-1441844
HealthSouth Rehabilitation Hospital of Abilene, LLC	Delaware	8060	26-2652076
HealthSouth Rehabilitation Hospital of Arlington, LLC	Delaware	8060	63-1184844
HealthSouth Rehabilitation Hospital of Austin, Inc.	Delaware	8060	63-1105908
HealthSouth Rehabilitation Hospital of Beaumont, LLC	Delaware	8060	25-1656648
HealthSouth Rehabilitation Hospital of Braintree, LLC	Delaware	8060	90-1015323
HealthSouth Rehabilitation Hospital of Charleston, LLC	South Carolina	8060	57-0904886
HealthSouth Rehabilitation Hospital of Cincinnati, LLC	Delaware	8060	35-2505719
HealthSouth Rehabilitation Hospital of Cypress, LLC	Delaware	8060	27-3444511
HealthSouth Rehabilitation Hospital of Dallas, LLC	Delaware	8060	26-2934144
HealthSouth Rehabilitation Hospital of Dayton, LLC	Delaware	8060	27-0844718
HealthSouth Rehabilitation Hospital of Desert Canyon, LLC	Delaware	8060	27-2457834
HealthSouth Rehabilitation Hospital of Fort Worth, LLC	Delaware	8060	63-0923506
HealthSouth Rehabilitation Hospital of Fredericksburg, LLC	Delaware	8060	20-0949793
HealthSouth Rehabilitation Hospital of Gadsden, LLC	Delaware	8060	27-4000610
HealthSouth Rehabilitation Hospital of Henderson, LLC	Delaware	8060	63-1262946
HealthSouth Rehabilitation Hospital of Humble, LLC	Delaware	8060	46-4003807
HealthSouth Rehabilitation Hospital of Largo, LLC	Delaware	8060	63-1134645
HealthSouth Rehabilitation Hospital of Las Vegas, LLC	Delaware	8060	25-1693810
HEALTHSOUTH Rehabilitation Hospital of Manati, Inc.	Delaware	8060	20-1151662
HealthSouth Rehabilitation Hospital of Marion County, LLC	Delaware	8060	27-3308405
HealthSouth Rehabilitation Hospital of Mechanicsburg, LLC	Delaware	8060	63-1105923
HealthSouth Rehabilitation Hospital of Miami, LLC	Delaware	8060	27-5253818
HealthSouth Rehabilitation Hospital of Midland/Odessa, LLC	Delaware	8060	63-1105911
HealthSouth Rehabilitation Hospital of Modesto, LLC	Delaware	8060	46-4417320
HealthSouth Rehabilitation Hospital of Montgomery, Inc.	Alabama	8060	63-1106107
HealthSouth Rehabilitation Hospital of New England, LLC	Delaware	8060	90-1015581
HealthSouth Rehabilitation Hospital of New Mexico, LLC	Delaware	8060	63-1011171
HealthSouth Rehabilitation Hospital of Newnan, LLC	Delaware	8060	27-3390540
HealthSouth Rehabilitation Hospital of Northern Virginia, LLC	Delaware	8060	26-1159764
HealthSouth Rehabilitation Hospital of Petersburg, LLC	Delaware	8060	20-0948362
HealthSouth Rehabilitation Hospital of Richardson, LLC	Delaware	8060	20-5315890
HealthSouth Rehabilitation Hospital of Round Rock, LLC	Delaware	8060	20-8038733
HealthSouth Rehabilitation Hospital of San Juan, Inc.	Delaware	8060	46-0977422
HealthSouth Rehabilitation Hospital of Sarasota, LLC	Delaware	8060	63-1134650
HealthSouth Rehabilitation Hospital of Seminole County, LLC	Delaware	8060	45-2905189
HealthSouth Rehabilitation Hospital of Sewickley, LLC	Delaware	8060	63-1227351
HealthSouth Rehabilitation Hospital of South Austin, LLC	Delaware	8060	26-1408389
HealthSouth Rehabilitation Hospital of South Jersey, LLC	Delaware	8060	26-2414472
HealthSouth Rehabilitation Hospital of Sugar Land, LLC	Delaware	8060	27-2810882
HealthSouth Rehabilitation Hospital of Tallahassee, LLC	Delaware	8060	63-1134713
HealthSouth Rehabilitation Hospital of Texarkana, Inc.	Delaware	8060	63-1105916
HealthSouth Rehabilitation Hospital of the Mid-Cities, LLC	Delaware	8060	26-1408611
HealthSouth Rehabilitation Hospital of Utah, LLC	Delaware	8060	63-1105917
HealthSouth Rehabilitation Hospital of Vintage Park, LLC	Delaware	8060	27-0941690
HealthSouth Rehabilitation Hospital The Woodlands, Inc.	Delaware	8060	63-1105909
HealthSouth Rehabilitation Institute of San Antonio (RIOSA), Inc.	Delaware	8060	63-1105930
HealthSouth Rehabilitation Institute of Tucson, LLC	Alabama	8060	63-1184847
HealthSouth Savannah Holdings, LLC	Delaware	8060	47-1113576
HealthSouth Scottsdale Rehabilitation Hospital, LLC	Delaware	8060	63-1184846
HealthSouth Sea Pines Holdings, LLC	Delaware	8060	45-4093483
HealthSouth South Carolina Real Estate, LLC	Delaware	8060	46-3629300
HealthSouth Sunrise Rehabilitation Hospital, LLC	Delaware	8060	63-1134714
HealthSouth Support Companies, LLC	Delaware	8060	46-2882734
HealthSouth Texas Real Estate, LLC	Delaware	8060	27-3167838
HealthSouth Tucson Holdings, LLC	Delaware	8060	45-4055073
HealthSouth Tulsa Holdings, LLC	Delaware	8060	47-4340755

HealthSouth Utah Real Estate, LLC	Delaware	8060	46-3649491
HealthSouth Valley of the Sun Rehabilitation Hospital, LLC	Delaware	8060	63-1184848
HealthSouth Virginia Real Estate, LLC	Delaware	8060	47-242063
HealthSouth Walton Rehabilitation Hospital, LLC	Delaware	8060	46-1318969
HealthSouth West Virginia Real Estate, LLC	Delaware	8060	27-4647272
HealthSouth Westerville Holdings, LLC	Delaware	8060	47-4109302
Lakeshore System Services of Florida, Inc.	Florida	8060	63-1119356
Lakeview Rehabilitation Group Partners	Kentucky	8060	25-1573943
New England Rehabilitation Management Co., LLC	New Hampshire	8060	02-0393832
Print Promotions Group, LLC	Delaware	8060	46-2863772
Rebound, LLC	Delaware	8060	62-1178229
Rehab Concepts Corp.	Delaware	8060	25-1650793
Rehabilitation Hospital Corporation of America, LLC	Delaware	8060	23-2655290
Rehabilitation Hospital of Colorado Springs, Inc.	Delaware	8060	25-1612420
Rehabilitation Hospital of Plano, LLC	Texas	8060	25-1612423
Rehabilitation Institute of Western Massachusetts, LLC	Massachusetts	8060	04-2987822
Reliant Blocker Corp.	Delaware	8060	27-5236263
Sherwood Rehabilitation Hospital, Inc.	Delaware	8060	25-1604215
Southern Arizona Regional Rehabilitation Hospital, L.P.	Delaware	8060	25-1654947
Tarrant County Rehabilitation Hospital, Inc.	Texas	8060	25-1587575
Tyler Rehabilitation Hospital, Inc.	Texas	8060	25-1667731
Western Medical Rehab Associates, L.P.	Delaware	8060	33-0695017
Western Neuro Care, Inc.	Delaware	8060	94-3030235

*	The address, including zip code, and telephone number, including area code, of each Additional Registrant’s principal executive office is:
c/o HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
(205) 967-7116

The name, address, including zip code, and telephone number, including area code, of each Additional Registrant’s agent for service is:
Stephen D. Leasure
Associate General Counsel
HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
(205) 967-7116

With copies to:
Timothy W. Gregg
Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, Alabama 35203
(205) 254-1000

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is neither an offer to sell nor a solicitation of an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 29, 2016
Preliminary Prospectus
HEALTHSOUTH CORPORATION

Exchange Offers:
______________________

Offer to Exchange any and all of our outstanding unregistered 5.75% Senior Notes due 2024 and the related subsidiary guarantees for $350,000,000 aggregate principal amount of our new 5.75% Senior Notes due 2024 and the related subsidiary guarantees that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)

Offer to Exchange any and all of our outstanding unregistered 5.75% Senior Notes due 2025 and the related subsidiary guarantees for $350,000,000 aggregate principal amount of our new 5.75% Senior Notes due 2025 and the related subsidiary guarantees that have been registered under the Securities Act

The Exchange Offers will expire at 5:00 p.m., New York City time, on , 2016, unless extended.
  ___________________________________________________________________________________________________________

The New Notes:
We are offering to exchange:

•
any and all of our outstanding unregistered 5.75% Senior Notes due 2024 that were issued on August 7, 2015 (the “Outstanding 2024 Notes”) for an equal amount of new 5.75% Senior Notes due 2024 (the “New 2024 Notes” and, together with the Outstanding 2024 Notes, the “2024 notes”); and

•
any and all of our outstanding unregistered 5.75% Senior Notes due 2025 that were issued on September 16, 2015 (the “Outstanding 2025 Notes” and, together with the Outstanding 2024 Notes, the “Outstanding Notes”) for an equal amount of new 5.75% Senior Notes due 2025 (the “New 2025 Notes” and, together with the Outstanding 2025 Notes, the “2025 notes”).

The 2024 notes and the 2025 notes are collectively referred to herein as the “notes.” The New 2024 Notes and the New 2025 Notes are collectively referred to herein as the “New Notes.” We refer to these offers to exchange collectively as the “exchange offers.”
Material Terms of the Exchange Offers:

•
The exchange offers expire at 5:00 p.m., New York City time, on , 2016 (such date and time, the “Expiration Date,” unless we extend or terminate the exchange offers, in which case the “Expiration Date” will mean the latest date and time to which we extend the exchange offers).

•	Tenders of the Outstanding Notes may be withdrawn at any time prior to the Expiration Date.

•	The Outstanding Notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•	All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged.

•	The exchange of the Outstanding Notes for the New Notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offers.

•
The terms of the New Notes to be issued in the exchange offers are substantially the same as the terms of the Outstanding Notes, except that the offer of the New Notes is registered under the Securities Act, and the New Notes have no transfer restrictions, registration rights or rights to additional interest.

•
As with the Outstanding Notes, the New Notes will be jointly and severally guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee borrowings under our credit agreement and other capital markets debt.

•	The New Notes will not be listed on any securities exchange. A public market for the New Notes may not develop, which could make selling the New Notes difficult.
Each broker-dealer that receives the New Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
________________________
You should carefully consider the risk factors discussed beginning on page 13 of this prospectus before deciding whether to participate in the exchange offers.
________________________
We are not making an offer to exchange the Outstanding Notes in any jurisdiction where the offer is not permitted.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2016.

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date of this prospectus. Our business, financial position, results of operations and prospects may have changed since that date.

Until , 2016 (90 days after the date of this prospectus), all dealers effecting transactions in the New Notes, whether or not participating in the exchange offers, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments.

i

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.
We have filed with the SEC a registration statement on Form S-4 (the “Registration Statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, to register the exchange offers. This prospectus, which constitutes a part of the Registration Statement, does not contain all the information contained in the Registration Statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement.
You may copy and inspect the Registration Statement, including the exhibits thereto, and the periodic reports and information referred to above at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from the SEC’s website at http://www.sec.gov. Please note that the SEC’s website is included in this prospectus as an inactive textual reference only.
In addition, you may obtain these materials on our website at www.healthsouth.com. Please note that our website is included in this prospectus as an inactive textual reference only. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents until the termination of the exchange offers, except that any such reports or portions thereof which are furnished and not filed shall not be deemed incorporated by reference herein:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 1, 2015;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, filed with the SEC on July 30, 2015;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, filed with the SEC on October 29, 2015;

•
Our Current Reports on Form 8-K filed with the SEC on January 2, 2015, January 23, 2015, January 29, 2015, February 20, 2015, March 6, 2015, March 9, 2015, March 12, 2015, April 10, 2015, April 29, 2015, May 11, 2015, June 12, 2015, June 25, 2015, July 20, 2015, July 30, 2015, August 12, 2015, September 3, 2015, September 21, 2015, October 1, 2015, December 17, 2015, and January 29, 2016; and

•
The information contained in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 6, 2015 and incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2014.

We will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:
HealthSouth Corporation
General Counsel
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
(205) 967-7116

To obtain timely delivery of any copies of filings requested, please write or call us no later than five business days before the Expiration Date of the exchange offers. This means that you must request this information no later than , 2016.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
This prospectus contains, in addition to any documents incorporated herein, historical information as well as forward-looking statements that involve known and unknown risks and relate to, among other things, future events, impacts or effects of acquisitions, changes to Medicare reimbursement and other healthcare laws and regulations from time to time, our business strategy, our dividend and stock repurchase strategies, our financial plans, our growth plans, our future financial performance, our projected business results, or our projected capital expenditures. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “targets,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties, many of which are beyond our control. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, the following:

•
each of the factors discussed in Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2014 and in Part II, Item 1A, Risk Factors, of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as well as uncertainties and factors discussed under the heading “Risk Factors” beginning on page 13 and elsewhere in this prospectus, in our other filings from time to time with the SEC, or in materials incorporated therein by reference;

•
changes in the rules and regulations of the healthcare industry at either or both of the federal and state levels, including those contemplated now and in the future as part of national healthcare reform and deficit reduction such as the reinstatement of the “75% Rule,” Medicare payment bundling initiatives or the introduction of site neutral payments with skilled nursing facilities for certain conditions, and related increases in the costs of complying with such changes;

•	reductions or delays in, or suspension of, reimbursement for our services by governmental or private payors, including our ability to obtain and retain favorable arrangements with third-party payors;

•
delays in the administrative appeals process associated with denied Medicare reimbursement claims, including from various Medicare audit programs, and our exposure to the related delay or reduction in the receipt of the reimbursement amounts for services previously provided;

•	the ongoing evolution of the healthcare delivery system, including alternative payment models and value-based purchasing initiatives;

•
our ability to comply with extensive and changing healthcare regulations as well as the increased costs of regulatory compliance and compliance monitoring in the healthcare industry, including the costs of investigating and defending asserted claims, whether meritorious or not;

•
our ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on our labor expenses from potential union activity and staffing recruitment and retention;

•	competitive pressures in the healthcare industry and our response to those pressures;

•	changes in our payor mix or the acuity of our patients;

•
our ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with our growth strategy, including realization of anticipated revenues, cost savings, and productivity improvements arising from the related operations;

•
any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings, including the ongoing investigations initiated by the U.S. Department of Health and Human Services, Office of the Inspector General;

•	increased costs of defending and insuring against alleged professional liability and other claims and the ability to predict the costs related to such claims;

•	potential incidents affecting the proper operation, availability, or security of our information systems;

•	new or changing quality reporting requirements impacting operational costs or the Medicare reimbursement;

•	the price of our common stock as it affects our willingness and ability to repurchase shares and the financial and accounting effects of any repurchases;

•	our ability and willingness to continue to declare and pay dividends on our common stock;

•
our ability to successfully integrate Encompass Home Health and Hospice, the inpatient rehabilitation hospitals acquired from Reliant Hospital Partners, LLC, and the home health agency operations of CareSouth Health System, Inc., including the realization of anticipated benefits from those acquisitions and avoidance of unanticipated difficulties, costs or liabilities that could arise from the acquisitions or integrations;

•	our ability to maintain proper local, state and federal licensing where we and our subsidiaries do business;

•	our ability to attract and retain key management personnel, including as a part of executive management succession planning; and

•
general conditions in the economy and capital markets, including any instability or uncertainty related to a governmental impasse over approval of the United States federal budget, an increase to the debt ceiling or an international sovereign debt crisis.

The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Any forward-looking statement is based on information current as of the date of this prospectus and any document incorporated herein, and speaks only as of the date on which such statement is made. We undertake no duty to update these forward-looking statements, even though our situation may change in the future. Furthermore, we cannot guarantee future results, events, levels of activity, performance or achievements.

SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference into other parts of this prospectus. This summary highlights selected information from this prospectus. As a result, it does not contain all the information that may be important to you and is qualified in its entirety by more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. You should carefully read this entire prospectus, including the documents incorporated by reference herein, which are described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making a decision to tender your Outstanding Notes for New Notes. You should pay special attention to the “Risk Factors” section of this prospectus and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 before making a decision to tender your Outstanding Notes for New Notes.

In this prospectus, unless otherwise specified or the context requires otherwise, “HealthSouth,” “we,” “us,” “our” and the “Company” are references to HealthSouth Corporation and its consolidated subsidiaries.

With respect to the discussion of the terms of the notes on the cover page, in the section entitled “Summary—Summary of the Exchange Offers,” in the section entitled “Summary—Summary of the New Notes” and in the section entitled “Description of the New Notes,” references to “we,” “us” or “our” include only HealthSouth Corporation and not any other consolidated subsidiaries of HealthSouth Corporation.

Company Overview

General

We are the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues and number of hospitals. As of September 30, 2015, we operated 109 inpatient rehabilitation hospitals, including one hospital that operates as a joint venture which we account for using the equity method of accounting. In addition to HealthSouth hospitals, we manage three inpatient rehabilitation units through management contracts. As of September 30, 2015, our inpatient rehabilitation hospitals had 7,422 licensed beds (excluding the one hospital that has 41 licensed beds and operates as a joint venture which we account for using the equity method of accounting). While our national network of inpatient hospitals stretches across 29 states and Puerto Rico, our inpatient hospitals are concentrated in the eastern half of the United States and Texas. We are also the nation’s fifth largest provider of Medicare-certified skilled home health services. As of September 30, 2015, we provided home health and hospice services in 164 locations across 18 states. We also provide specialized home care services in Texas and Kansas for pediatric patients with severe medical conditions.

HealthSouth is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, and our telephone number is (205) 967-7116. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making a decision to tender Outstanding Notes for New Notes.

Recent Developments
Acquisition of Operations of Reliant
On June 10, 2015, we and HealthSouth Acquisition Holdings, LLC, a newly formed subsidiary of ours (“HAH”), entered into an acquisition agreement with Reliant Holding Company, LLC, Reliant Hospital Partners, LLP (“Reliant”), Nautic Partners VI, L.P., Nautic Partners VI-A, L.P., Reliant Blocker Corp., and certain additional indemnitors. On October 1, 2015, HAH acquired, for cash, all of the equity interests of the various entities operating 11 free-standing inpatient rehabilitation hospitals with a total of 902 beds in Texas, Massachusetts and Ohio from Reliant and its affiliates (the “Reliant Acquisition”). At closing, one Reliant hospital entity had a remaining minority limited partner interest of 0.5%. The total consideration delivered at closing was approximately $730 million in cash (the “Reliant Acquisition Consideration”).
We funded the cash purchase price with the proceeds from the August 2015 issuance of the Outstanding 2024 Notes and September 2015 issuance of the Outstanding 2025 Notes, as well as cash on hand and a draw under one of the term loan facilities of our senior secured credit agreement. The other parties to the credit agreement are Barclays Bank PLC, as administrative agent and collateral agent, Citigroup Global Markets Inc., as syndication agent, Bank of America, N.A., Goldman Sachs Lending Partners LLC, and Morgan Stanley Senior Funding, Inc., as co-documentation agents, and various other lenders from time to time, including Wells Fargo Bank, National Association (“Wells Fargo”). Wells Fargo serves as the trustee under the indentures governing our senior unsecured notes, including the Outstanding Notes, and convertible senior subordinated notes, and an affiliate of Wells Fargo served as our financial advisor in the Reliant Acquisition.
All of Reliant’s hospitals are leased, and seven of the leases are treated as capital leases for accounting purposes. HAH assumed the lease obligations of all the acquired hospitals. The amount of the capital lease obligation to be recognized on our consolidated balance sheet is estimated at approximately $210 million.
Acquisition of Home Health Operations of CareSouth
On August 28, 2015, Advanced Homecare Management, Inc. d/b/a Encompass Home Health & Hospice and EHH Merger Sub Corporation (collectively, the “Home Health Subsidiaries”), which are indirect, non-wholly owned subsidiaries of HealthSouth, entered into a definitive agreement with CareSouth Health System, Inc. (“CareSouth”) and certain other parties to acquire CareSouth’s home health and hospice agency operations, including locations in seven states (the “CareSouth Acquisition” and, together with the Reliant Acquisition, the “Acquisitions”). On November 2, 2015, the Home Health Subsidiaries completed the CareSouth Acquisition. The total consideration delivered at closing was approximately $170 million in cash (the “CareSouth Acquisition Consideration”). We funded the transaction with cash on hand and term loan and revolver borrowings under our senior secured credit facility.
Amendments to Our Credit Agreement

On June 24, 2015, we entered into a third amendment to our credit agreement. The amendment made changes to the credit agreement to (1) provide that the leverage ratio financial covenant will be calculated on a pro forma basis, allowing any such pro forma calculation to include the effects of investments, acquisitions, mergers and operational changes, such as historical income statement items, and, to the extent projected in good faith and in a factually supportable manner, future synergies and cost savings; and (2) increase the amount of specifically permitted capitalized lease obligations from $200 million to $350 million.

On July 29, 2015, we entered into a fourth amendment to our credit agreement to (1) add $500 million of new term loan facilities, which may be drawn on or before December 31, 2015, to our existing $600 million revolving credit facility and $195 million of outstanding term loans, (2) change the maximum leverage ratio in the financial covenants applicable for the period July 2015 through June 2017 from 4.25x to 4.50x and to 4.25x from then until maturity, and (3) extend the maturity date for all borrowings under our credit agreement to July 29, 2020. As a result of the issuances of the Outstanding Notes, the capacity of the new term loan facility was reduced to $250 million, all of which has been drawn upon to fund portions of the purchase prices of the Acquisitions.

Summary of the Exchange Offers

Background
On August 7, 2015, we issued $350 million aggregate principal amount of the Outstanding 2024 Notes in an unregistered offering and on September 16, 2015, we issued $350 million aggregate principal amount of the Outstanding 2025 Notes in an unregistered offering. In connection with those offerings, we entered into registration rights agreements with respect to each series of the Outstanding Notes on August 7, 2015 and September 16, 2015, respectively (the “Registration Rights Agreements”), in which we agreed, among other things, to complete these exchange offers. Subsequent to such dates, 21 additional subsidiary guarantors joined the Registration Rights Agreements pursuant to joinder agreements.

Under the terms of the exchange offers, you are entitled to exchange the applicable series of Outstanding Notes for the corresponding series of New Notes evidencing the same indebtedness and with substantially similar terms. You should read the discussion under the heading “Description of the New Notes” for further information regarding the New Notes.

New Notes Offered
$350,000,000 aggregate principal amount of newly issued 5.75% Senior Notes due 2024 (CUSIP No. 421924 BK6) (the “New 2024 Notes”) and $350,000,000 aggregate principal amount of newly issued 5.75% Senior Notes due 2025 (CUSIP No. 421924 BT7) (the “New 2025 Notes” and, together with the New 2024 Notes, collectively the “New Notes”), and the respective related guarantees.

Outstanding Notes
$350,000,000 aggregate principal amount of outstanding unregistered 5.75% Senior Notes due 2024 (CUSIP Nos. 421924 BP5 (Rule 144A Notes), U42268 AL3 (Regulation S Notes) and 421924 BQ3 (IAI Notes)) (the “Outstanding 2024 Notes”) and $350,000,000 aggregate principal amount of outstanding unregistered 5.75% Senior Notes due 2025 (CUSIP Nos. 421924 BR1 (Rule 144A Notes), U42268 AN9 (Regulation S Notes) and 421924 BS9 (IAI Notes)) (the “Outstanding 2025 Notes” and, together with the Outstanding 2024 Notes, collectively the “Outstanding Notes”), and the respective related guarantees.

The Exchange Offers

We are offering to exchange the applicable series of New Notes that have been registered under the Securities Act, and the respective related guarantees, for an equal principal amount and like denomination of our Outstanding Notes of the same series, and the respective related guarantees. Each series of New Notes will be part of the same series of corresponding Outstanding Notes and issued under the same indenture as such corresponding series of Outstanding Notes. We are offering to issue each series of registered New Notes and the respective related guarantees to satisfy our obligations under the Registration Rights Agreements that were entered into with the initial purchasers of the Outstanding Notes when the Outstanding Notes and the related guarantees were sold in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your Outstanding Notes for exchange by following the procedures described in the section entitled “Description of the Exchange Offers” elsewhere in this prospectus.

Denominations of New Notes
Tendering holders of the Outstanding Notes must tender the Outstanding Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Tenders; Expiration Date; Withdrawal
The exchange offers will expire at 5:00 p.m., New York City time, on , 2016, unless we extend or terminate the exchange offers, in which case the “Expiration Date” will mean the latest date and time to which we extend the exchange offers. If you decide to exchange your Outstanding Notes for New Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Notes. You may withdraw any Outstanding Notes that you tender for exchange at any time prior to 5:00 p.m., New York City time, on the Expiration Date. If we decide for any reason not to accept any Outstanding Notes you have tendered for exchange, those Outstanding Notes will be returned to you without cost promptly after the expiration or termination of the exchange offers. See “Description of the Exchange Offers—Terms of the Exchange Offers” for a more complete description of the tender and withdrawal provisions.

Settlement Date	The settlement date of the exchange offers will be as soon as practicable after the Expiration Date of the exchange offers.

Conditions to the Exchange Offers
Our obligation to consummate the exchange offers is subject to certain customary conditions, which we may assert or waive. See “Description of the Exchange Offers—Conditions to the Exchange Offers.” The exchange offers are not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange.

Consequences of Failure to Exchange Your Outstanding Notes
Outstanding Notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your Outstanding Notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of Outstanding Notes, after the exchange offers are complete, you will not have any further rights under the Registration Rights Agreements, including any right to require the Company or the subsidiary guarantors to register any Outstanding Notes that you do not exchange or to pay you the additional interest that the Company and the subsidiary guarantors agreed to pay to holders of Outstanding Notes if the Company failed to timely complete the exchange offers. If you do not participate in the exchange offers, the liquidity of your Outstanding Notes could be adversely affected. See “Description of the Exchange Offers—Consequences of Failure to Exchange Outstanding Notes.”

Consequences of Exchanging Your Outstanding Notes
Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the New Notes that we issue in the exchange offers without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquire the New Notes issued in the exchange offers in the ordinary course of your business;

• are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of any New Notes issued to you in the exchange offers; and

• are not an “affiliate” of the Company or any subsidiary guarantor as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any New Notes issued to you in the exchange offers without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires New Notes in the exchange offers for its own account in exchange for the corresponding series of Outstanding Notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any New Notes issued in the exchange offers. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offers.

Interest on Outstanding Notes Exchanged in the Exchange Offers
On the record date for the first interest payment date for each series of New Notes offered hereby following the consummation of the exchange offers, holders of such New Notes will receive interest accruing from the last interest payment date on which interest was paid on the Outstanding Notes surrendered in exchange therefor or, if no interest has been paid, from May 1, 2015 with respect to the Outstanding 2024 Notes or September 16, 2015 with respect to the Outstanding 2025 Notes.

Certain Income Tax Considerations
The exchanges pursuant to the exchange offers will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” in this prospectus. You should consult your own tax advisor as to the tax consequences to you of the exchange offers, as well as tax consequences of the ownership and disposition of the New Notes.

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offers.

Exchange Agent
Wells Fargo is the exchange agent for the exchange offers. Wells Fargo also serves as the trustee under the indenture pursuant to which the Outstanding Notes were issued and the New Notes will be issued in these exchange offers.

Regulatory Approvals
Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offers.

Summary of the New Notes

Issuer	HealthSouth Corporation.

New Notes Offered	$350 million aggregate principal amount of 5.75% Senior Notes due 2024[1] and the related guarantees; and

$350 million aggregate principal amount of 5.75% Senior Notes due 2025 and the related guarantees.

Maturity	November 1, 2024 with respect to the New 2024 Notes.

September 15, 2025 with respect to the New 2025 Notes.

Interest Payment Dates
May 1 and November 1 of each year in the case of the New 2024 Notes and March 15 and September 15 of each year in the case of the New 2025 Notes. Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Outstanding Notes surrendered in exchange therefor or, if no interest has been paid, from May 1, 2015 with respect to the Outstanding 2024 Notes or September 16, 2015 with respect to the Outstanding 2025 Notes.

Guarantees
The New Notes will be jointly and severally guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee borrowings under our credit agreement and other capital markets debt. However, certain of our subsidiaries, including HealthSouth Home Holdings, Inc., EHHI Holdings, Inc. and their respective subsidiaries (collectively, the “Home Health Subsidiaries”) and the CareSouth entities do not guarantee the Outstanding Notes and will not guarantee the New Notes. For the nine months ended September 30, 2015, our existing nonguarantor subsidiaries represented in the aggregate approximately 42% of our consolidated net operating revenues and approximately 34% of our Adjusted EBITDA. As of September 30, 2015, our existing nonguarantor subsidiaries held approximately 26% of our consolidated property and equipment, net, and had approximately $331 million of outstanding indebtedness and other obligations (excluding intercompany liabilities). For a discussion of the risks relating to the guarantees, see “Risk Factors—Risks Related to Our Substantial Indebtedness and the New Notes—Not all of our subsidiaries will be guarantors of the New Notes. The New Notes will be structurally subordinated to the indebtedness and other liabilities of our nonguarantor subsidiaries.”

The guarantees will be unsecured senior indebtedness of our subsidiary guarantors and will have the same ranking with respect to indebtedness of our subsidiary guarantors as the New Notes will have with respect to our indebtedness.

_________________________________

[1]
We previously issued $850 million aggregate principal amount of our 5.75% Senior Notes due 2024 in registered offerings (the “Registered 2024 Notes”) under the indenture governing the Outstanding 2024 Notes. The Outstanding 2024 Notes were an additional issuance of our 5.75% Senior Notes due 2024 and constitute a single class of securities with the Registered 2024 Notes and have the same terms as the Registered 2024 Notes except as provided herein. The Outstanding 2024 Notes and the Registered 2024 Notes currently trade under different CUSIP numbers and ISINs and the Outstanding 2024 Notes are not fungible with the Registered 2024 Notes for trading purposes. Holders that exchange their Outstanding 2024 Notes in the exchange offers will receive registered notes that will share a single CUSIP number with the Registered 2024 Notes, and such notes and the Registered 2024 Notes will thereafter be fungible.

Ranking
The New Notes and the related guarantees will be senior unsecured obligations of HealthSouth Corporation and our guarantor subsidiaries. The New Notes will rank equal in right of payment to our current and future senior debt, including the Registered 2024 Notes, and senior in right of payment to any subordinated debt, including our 2.00% Convertible Senior Subordinated Notes due 2043. The New Notes will be effectively subordinated to our current and future secured debt, including borrowings under our credit agreement, to the extent of the value of the assets securing such debt. As of September 30, 2015, as adjusted to reflect the consummation of the Acquisitions (including the incurrence of additional debt under our credit agreement to pay a portion of the Reliant Acquisition Consideration and to pay the CareSouth Acquisition Consideration) and the redemption of $50 million of the outstanding principal amount of our existing 7.75% Senior Notes due 2022 which occurred on November 30, 2015, we would have had approximately $857.1 million of senior secured indebtedness outstanding (including $292.1 million of capital lease obligations) with available borrowing capacity of approximately $445.8 million under the revolving portion of our credit agreement. See “Summary—Amendments to Our Credit Agreement” and “Description of the New Notes—Ranking.” In addition, the New Notes and the related guarantees will be structurally subordinated to any liabilities, including trade payables, of our nonguarantor subsidiaries, including the Home Health Subsidiaries and the CareSouth entities.

Optional Redemption
At any time on or after November 1, 2017, we may redeem some or all of the New 2024 Notes at the redemption prices specified in this prospectus under “Description of the New Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. Prior to November 1, 2017, we may also redeem some or all of the New 2024 Notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus the Applicable Premium, as defined herein.

At any time on or after September 15, 2020, we may redeem some or all of the New 2025 Notes at the redemption prices specified in this prospectus under “Description of the New Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. Prior to September 15, 2020, we may also redeem some or all of the New 2025 Notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus the Applicable Premium, as defined herein. At any time prior to September 15, 2018, we may redeem up to 35% of the aggregate principal amount of the New 2025 Notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 105.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of such aggregate principal amount of the New 2025 Notes issued remains outstanding after the redemption.

See “Description of the New Notes—Optional Redemption.”

Change of Control
Upon the occurrence of a change of control, as defined in the indenture, each holder of the New Notes will have the right to require us to repurchase such holder’s New Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the New Notes—Change of Control.”

Certain Covenants	The indenture contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee indebtedness;

•	pay dividends on, or redeem or repurchase, our capital stock; or repay, redeem or repurchase our subordinated obligations;

•	issue or sell certain types of preferred stock;

•	make investments;

•	incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us;

•	sell assets;

•	engage in transactions with affiliates;

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	merge, consolidate, or transfer all or substantially all of our assets.

Absence of Trading Market
The New Notes are a new issue of securities and there is currently no established trading market for the New Notes. We do not intend to apply for a listing of the New Notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The initial purchasers of the Outstanding Notes have advised us that they currently intend to make a market in the New Notes. However, they are not obligated to do so, and any market making with respect to the New Notes may be discontinued without notice.

Holders that exchange their Outstanding 2024 Notes in the exchange offers will receive registered notes that will share a single CUSIP number with the Registered 2024 Notes, and we expect that such notes and the Registered 2024 Notes will thereafter be fungible.

Trustee	Wells Fargo Bank, National Association.
Governing Law	The New Notes and the related guarantees are governed by the laws of the State of New York.

Risk Factors	You should carefully consider all information set forth in this prospectus and, in particular, you should carefully read the section entitled “Risk Factors” beginning on page 13 of this prospectus.

RISK FACTORS

Investing in the New Notes involves risks. Before making a decision to invest in the New Notes, you should carefully consider, in addition to the risk factors set forth below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including under the caption “Risk Factors” in Item 1A, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015, including under the caption “Risk Factors” in Part II, Item 1A, which are incorporated by reference herein, as well as the other information contained or incorporated by reference into this prospectus. Additional risks and uncertainties not currently known to us or that we currently consider immaterial could also have a material adverse effect on our business operations.

Risks Related to Our Business

For a discussion of the risks and uncertainties related to our business, please read the risks described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015, which are incorporated by reference herein.

Risk Factors Related to the Exchange Offers

The consummation of the exchange offers may not occur.

We are not obligated to complete the exchange offers under certain circumstances. See “Description of the Exchange Offers—Conditions to the Exchange Offers.” Even if the exchange offers are completed, they may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers may have to wait longer than expected to receive their New Notes, during which time those holders of the Outstanding Notes will not be able to effect transfers of their Outstanding Notes tendered in the exchange offers.

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the New Notes.

If you tender your Outstanding Notes in the exchange offers for the purpose of participating in a distribution of the New Notes or if you are an “affiliate,” as defined in Rule 405 under the Securities Act, of the Company, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds Outstanding Notes acquired for its own account as a result of market-making or other trading activities and who receives New Notes for its own account in exchange for such Outstanding Notes pursuant to the exchange offers must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such New Notes.

If you wish to tender your Outstanding Notes for exchange, you must comply with the requirements described in this prospectus.

You will receive New Notes in exchange for your Outstanding Notes only after the exchange agent receives such Outstanding Notes, a properly completed and duly executed letter of transmittal, or agent’s message, as applicable, and all other required documentation within the time limits described below. If you wish to tender your Outstanding Notes in exchange for New Notes, you should allow sufficient time for delivery. Neither the exchange agent nor the Company has any duty to give you notice of defects or irregularities with respect to tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offers, continue to be subject to the existing restrictions upon transfer relating to the Outstanding Notes.

There may be adverse consequences if you do not exchange your Outstanding Notes for New Notes.

If you do not exchange your Outstanding Notes for New Notes in the exchange offers, you will continue to be subject to restrictions on transfer of your Outstanding Notes. In general, the Outstanding Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreements, we do not intend to register resales of the Outstanding Notes under the Securities Act. You should refer to the section entitled “Description of the Exchange Offers” for information about how to tender your Outstanding Notes.

The tender of Outstanding Notes under the exchange offers will reduce the outstanding amount of the Outstanding Notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the Outstanding Notes due to a reduction in liquidity.

Risks Related to Our Substantial Indebtedness and the New Notes

Our leverage or level of indebtedness may impair our financial condition, may prevent us from fulfilling our obligations under the indenture and our other debt instruments, and may have other negative consequences for our business.

As of September 30, 2015, we had approximately $2.7 billion of long-term debt outstanding (including that portion of long-term debt classified as current and excluding $82.1 million in capital lease obligations). As of September 30, 2015, as adjusted to reflect the consummation of the Acquisitions (including the incurrence of additional debt under our credit agreement to pay a portion of the Reliant Acquisition Consideration and to pay the CareSouth Acquisition Consideration) and the redemption of $50 million of the outstanding principal amount of our existing 7.75% Senior Notes due 2022 which occurred on November 30, 2015, that long-term debt outstanding would have been approximately $2.9 billion (excluding $292.1 million of capital lease obligations).

Our substantial indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the New Notes;

•
limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other general corporate purposes;

•
requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our business strategy and other general corporate purposes;

•
making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions;

•	placing us at a competitive disadvantage compared with our competitors that have less debt; and

•
exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

We may not be able to generate sufficient cash to service all of our indebtedness, including the New Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness which may not be successful.

We are required to use a substantial portion of our cash flow to service our debt. Although we expect to make scheduled interest payments and principal reductions, we cannot assure you that changes in our business or other factors will not occur that may have the effect of preventing us from satisfying obligations under the indenture and our other debt instruments. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other needs, we may have to refinance all or a portion of our debt, obtain additional financing or reduce expenditures or sell assets that we deem necessary to our business. We cannot assure you that any of these measures would be possible or that any additional financing could be obtained. A return to tight credit markets will make additional financing more expensive and difficult to obtain. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the New Notes.

Despite current indebtedness levels, we may still be able to incur more debt. This could further exacerbate the risks associated with our substantial indebtedness.

Subject to specified limitations, the indenture governing the New Notes, the indentures governing our other senior notes and senior subordinated notes, and our credit agreement permit us and our subsidiaries to incur material additional debt, including secured debt. If new debt is added to our or any of our subsidiaries’ current debt levels, the risks described in the immediately preceding risk factor could intensify. See “Description of the New Notes—Certain Covenants—Limitation on Indebtedness” for additional information.

The restrictive covenants in our credit agreement, the indenture governing the New Notes, and the indentures governing our other senior notes could affect our ability to execute aspects of our business plan successfully.

The indenture governing the New Notes, the indentures governing our other senior notes and the terms of our credit agreement do, and our future debt instruments may, contain various provisions that limit our ability and the ability of certain of our subsidiaries to, among other things:

•	incur or guarantee indebtedness;

•	pay dividends on, or redeem or repurchase, our capital stock or repay, redeem or repurchase our subordinated obligations;

•	issue or sell certain types of preferred stock;

•	make investments;

•	incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us;

•	sell assets;

•	engage in transactions with affiliates;

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	merge, consolidate or transfer all or substantially all of our assets.

These covenants could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities.

In addition, our credit agreement requires us to maintain specified financial ratios and satisfy certain financial condition tests. Although we were in compliance with the financial ratios and financial condition tests set forth in our credit agreement as of September 30, 2015, we cannot provide assurance we will continue to be. The performance of any entities we acquire or whose operations we acquire, including that of the Reliant entities and/or the CareSouth entities which we recently acquired, may affect our ability to meet those financial ratios and financial condition tests. Furthermore, events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. If there is a severe downturn in our earnings and we have outstanding borrowings under our credit agreement at the time, a rapid increase in interest rates could impair our ability to comply with those financial ratios and financial condition tests and we may need to obtain waivers or other relief from the required proportion of the lenders to avoid being in default. If we try to obtain a waiver or other relief from the required lenders, we may not be able to obtain it or such relief might have a material cost to us or be on terms less favorable than those under our existing debt. If a default occurs, the lenders could exercise their rights, including declaring all the funds borrowed (together with accrued and unpaid interest) to be immediately due and payable, terminating their commitments or instituting foreclosure proceedings against our assets securing the funds borrowed, which, in turn, could cause the default and acceleration of the maturity of our other indebtedness. A breach of any other restrictive covenants contained in our credit agreement, the indenture governing the New Notes or the indentures governing our other senior notes would also (after giving effect to applicable grace periods, if any) result in an event of default with the same outcome.

The New Notes and the related guarantees will not be secured by any of our assets. Our credit agreement is secured and our senior secured lenders have a prior claim on substantially all of the personal property of the Company and our subsidiary guarantors. The New Notes and the related guarantees will be effectively subordinated to our secured debt to the extent of the value of the assets securing such debt.

The New Notes and the related guarantees will not be secured by any of our assets. However, our credit agreement is secured by substantially all of the personal property of the Company and our subsidiary guarantors, including the stock of substantially all of our domestic wholly-owned subsidiaries (including future subsidiaries, if any). If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under those instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the documents governing such debt. Accordingly, the lenders under our credit agreement have a prior claim on substantially all of the personal property of the Company and our subsidiary guarantors securing the debt owed to them. In that event, because the New Notes and the related guarantees will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full. See Note 8, Long-term Debt, to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Note 4, Long-term Debt, to the condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 (which are incorporated by reference herein) and “Description of the New Notes—Certain Covenants” in this prospectus for additional information.

As of September 30, 2015, we had $345.0 million in senior secured indebtedness outstanding (excluding $82.1 million of capital lease obligations) and $540.8 million of available borrowing capacity under the revolving portion of our credit agreement. As of September 30, 2015, as adjusted to reflect the consummation of the Acquisitions (including the incurrence of additional debt under our credit agreement to pay a portion of the Reliant Acquisition Consideration and to pay the CareSouth Acquisition Consideration) and the redemption of $50 million of the outstanding principal amount of our existing 7.75% Senior Notes due 2022 which occurred on November 30, 2015, we would have had approximately $857.1 million of senior secured indebtedness outstanding (excluding $292.1 million of capital lease obligations), with available borrowing capacity of approximately $445.8 million under our revolving credit facility. We will be permitted to borrow substantial additional secured indebtedness in the future under the terms of the indenture. See “Description of the New Notes—Certain Covenants—Limitation on Indebtedness,” and “Description of the New Notes—Certain Covenants—Limitation on Liens.”

Not all of our subsidiaries will be guarantors of the New Notes. The New Notes will be structurally subordinated to the indebtedness and other liabilities of our nonguarantor subsidiaries.

Not all of our subsidiaries will guarantee the New Notes. The New Notes will be guaranteed by all of our current and future subsidiaries that guarantee borrowings under our credit agreement and capital markets debt. Certain of our wholly owned subsidiaries and all of our non-wholly owned subsidiaries, including the Home Health Subsidiaries and the CareSouth entities, through which we conduct a significant portion of our business, will not guarantee the New Notes due to, among other things, restrictions in their constituent documents or other agreements. These nonguarantor subsidiaries do not guarantee borrowings under our credit agreement. The New Notes will be structurally subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our nonguarantor subsidiaries. Assuming we had completed the exchange offers on September 30, 2015 and adjusting to reflect the consummation of the Acquisitions (including the incurrence of additional debt under our Credit Agreement to pay a portion of the Reliant Acquisition Consideration and to pay the CareSouth Acquisition Consideration) and the redemption of $50 million of the outstanding principal amount of our existing 7.75% Senior Notes due 2022 which occurred on November 30, 2015, the New Notes would have been structurally subordinated to approximately $331 million of indebtedness and other liabilities, including trade payables (excluding intercompany liabilities) of our existing nonguarantor subsidiaries.

Our existing nonguarantor subsidiaries generated approximately 42% of our consolidated net operating revenues and approximately 34% of our Adjusted EBITDA for the nine months ended September 30, 2015. As of September 30, 2015, our existing nonguarantor subsidiaries held approximately 26% of our consolidated property and equipment, net. In the event of a bankruptcy, liquidation or reorganization of any of our nonguarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

The lenders under our credit agreement have the discretion to release the subsidiary guarantors under the credit agreement under certain circumstances, which will cause those subsidiary guarantors to be released from their guarantees of the New Notes if they are not guaranteeing any capital markets debt.

The lenders under our credit agreement have the discretion to release the guarantees under the credit agreement under certain circumstances. While any obligations under the credit agreement remain outstanding, any guarantee of the New Notes may be released without action by, or consent of, any holder of the New Notes or the trustee under the indenture, if the related guarantor is no longer a guarantor of obligations under the credit agreement and is not then a guarantor or obligor of any capital markets indebtedness in addition to the New Notes. See “Description of the New Notes—Guarantees.” Holders of the New Notes will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the New Notes, and the indebtedness and other liabilities, including trade payables, of those subsidiaries will be structurally senior to claims of any holder of the New Notes.

We may not have the funds to purchase the New Notes and our other senior notes and senior subordinated notes upon a change of control offer as required by the indenture governing the New Notes and the indentures governing our other senior notes.

Upon a change of control, as defined in the indenture governing the New Notes, subject to certain conditions, we are required to offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The indentures governing our other senior notes also require us to offer to repurchase all of our other outstanding senior notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, in the event of a change of control. The source of funds for that purchase of the New Notes and other senior notes will be our available cash, cash generated from our operations or the operations of our subsidiaries or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of the New Notes and other senior notes tendered. In addition, the terms of our credit agreement limit our ability to repurchase your New Notes and other senior notes, and provide that certain change of control events constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of the New Notes or our other senior notes exercise their right to require us to repurchase all the New Notes or other senior notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the New Notes, our other senior notes and our other debt, or that restrictions in our credit agreement, the indenture governing the New Notes and the indentures governing our other senior notes will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indentures. See “Description of the New Notes—Change of Control” in this prospectus for additional information.

There is no assurance that any active trading market will develop for the New Notes.

There is no established trading market for the New Notes, or for the Outstanding Notes. We do not intend to apply for the New Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. You may not be able to sell your New Notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the New Notes or as to whether any market will develop or be maintained. Accordingly, you may be required to bear the financial risk of your investment in the New Notes indefinitely. If a trading market were to develop, future trading prices of the New Notes may be volatile and will depend on many factors, including:

•	the number of holders of New Notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the New Notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. We cannot assure you that the market, if any, for the New Notes will be free from similar disruptions or that any disruptions may not adversely affect the prices at which you may sell your New Notes. Therefore, we cannot assure you that you will be able to sell your New Notes at a particular time or that the price that you receive when you sell will be favorable.

Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees and require note holders to return payments received from subsidiary guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guarantee or claims related to a guarantor or void any payment by a subsidiary guarantor pursuant to the New Notes or a subsidiary guarantee and require that payment to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee:

•	intended to hinder, delay or defraud any present or future creditor;

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness at a time when it:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond the subsidiary guarantor’s ability to pay such debts as they mature.

The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or any subsidiary guarantors’ conclusions in this regard.

The indenture contains a “savings clause” intended to limit each subsidiary guarantor’s liability under its guarantee to the maximum amount that will result in the obligations of such subsidiary guarantor under its guarantee of the New Notes not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, as was demonstrated in a bankruptcy case originating in the State of Florida which was affirmed by the Eleventh Circuit Court of Appeals on other grounds, this provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent conveyance or fraudulent transfer laws. Accordingly, there can be no assurance that this provision will be upheld as intended.

If a guarantee is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the guarantor. In such case, any payment by the guarantor pursuant to its guarantee could be required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. If a guarantee is voided or held unenforceable for any other reason, holders of the New Notes would cease to have a claim against the subsidiary guarantor based on the guarantee and would be creditors only of the Company and any guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the New Notes to other claims against us under the principal of equitable subordination if the court determines that (1) the holder of New Notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon holders of New Notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the New Notes in the exchange offers. In consideration for issuing the applicable series of the New Notes, we will receive an equal principal amount of the corresponding series of the Outstanding Notes. The Outstanding Notes surrendered in exchange for the New Notes will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth the consolidated ratios of earnings to fixed charges for HealthSouth and its subsidiaries for the periods indicated:

Nine months ended September 30, 2015	Year ended December 31,
	2014	2013	2012	2011	2010
3.5	4.0	4.2	3.9	2.7	2.3

In computing the ratio of earnings to fixed charges: (1) earnings have been based on income from continuing operations before income taxes, fixed charges (exclusive of interest capitalized), and distributed income of equity investees and (2) fixed charges consist of interest and amortization of debt discounts and fees (including amounts capitalized) and the estimated interest portion of rents.

DESCRIPTION OF THE EXCHANGE OFFERS

Purpose of the Exchange Offers

On August 7, 2015, we issued $350 million aggregate principal amount of the Outstanding 2024 Notes and on September 16, 2015, we issued $350 million aggregate principal amount of the Outstanding 2025 Notes. In connection with those issuances, we entered into Registration Rights Agreements on August 7, 2015 and September 16, 2015 with respect to each series of the Outstanding Notes. Pursuant to the Registration Rights Agreements, the Company and the subsidiary guarantors agreed that they will, at their expense, for the benefit of the holders of the Outstanding Notes:

•
file a registration statement (“Exchange Offer Registration Statement”) within 180 days after the issue date of the Outstanding Notes, as applicable, covering an offer to the holders of the Outstanding Notes to exchange all Outstanding Notes for the New Notes;

•	use commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC within 240 days after the issue date of the Outstanding Notes, as applicable;

•	commence the exchange offers promptly after the Exchange Offer Registration Statement is declared effective by the SEC;

•
use commercially reasonable efforts to keep the Exchange Offer Registration Statement effective for not less than 30 days (or longer, if required by applicable law) after the date notice of the exchange offers is sent to the holders; and

•
use commercially reasonable efforts to consummate the exchange offers no later than 40 days (or longer, if required by applicable law) after the date on which the Exchange Offer Registration Statement is declared effective by the SEC, but in no event later than 300 days after the issue date of the Outstanding Notes, as applicable (or longer, if required by applicable law).

For each Outstanding Note validly tendered pursuant to the exchange offers and not properly withdrawn by the holder thereof, the holder of such Outstanding Note will receive a New Note having a principal amount equal to that of the tendered Outstanding Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Outstanding Notes in exchange therefor or, if no interest has been paid, from May 1, 2015 with respect to the Outstanding 2024 Notes or September 16, 2015 with respect to the Outstanding 2025 Notes. Under existing SEC no-action letter interpretations, the New Notes and the related guarantees will generally be freely transferable by holders other than affiliates of the Company or any subsidiary guarantor after the exchange offers without further registration under the Securities Act.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept any and all Outstanding Notes validly tendered and not validly withdrawn prior to the Expiration Date. We will issue $1,000 principal amount of the New Notes in exchange for each $1,000 principal amount of the Outstanding Notes validly tendered and accepted pursuant to the exchange offers.

We will not pay any accrued and unpaid interest on the Outstanding Notes that we acquire in the exchange offers. Instead, interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Outstanding Notes surrendered in exchange therefor or, if no interest has been paid, from May 1, 2015 with respect to the Outstanding 2024 Notes or September 16, 2015 with respect to the Outstanding 2025 Notes.

Tendering holders of the Outstanding Notes must tender the Outstanding Notes in minimum denominations of $2,000, and integral multiples of $1,000 in excess thereof. The New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of the New Notes will be identical in all material respects to the terms of the Outstanding Notes, except that:

(1)	we have registered the New Notes under the Securities Act and therefore these New Notes will not bear legends restricting their transfer; and

(2)
specified rights under the applicable Registration Rights Agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offers, will be eliminated for all the New Notes.

The New Notes will evidence the same debt as the Outstanding Notes. The New Notes will be issued under the same indenture with respect to each series and will be entitled to the same benefits under the applicable indenture as the Outstanding Notes being exchanged. As of the date of this prospectus, $350 million aggregate principal amount of the Outstanding 2024 Notes are outstanding and $350 million aggregate principal amount of the Outstanding 2025 Notes are outstanding. The Outstanding Notes accepted for exchange will be retired and cancelled and not reissued.

Except as described under “Form, Book-Entry Procedures and Transfer,” we will issue the New Notes in the form of one or more global notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

We will conduct the exchange offers in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder.

We will be considered to have accepted validly tendered Outstanding Notes if and when we have given oral or written notice to that effect to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

If we do not accept any tendered Outstanding Notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these Outstanding Notes, without expense, to the tendering holder as soon as practicable after the Expiration Date of the exchange offers.

Holders who tender the Outstanding Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of the Outstanding Notes in connection with the exchange offers. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the exchange offers. See “—Fees and Expenses” and “—Transfer Taxes.”

If we successfully complete the exchange offers, any Outstanding Notes which holders do not tender or which we do not accept in the exchange offers will remain outstanding and continue to accrue interest. The holders of the Outstanding Notes after the exchange offers in general will not have further rights under the applicable Registration Rights Agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the Outstanding Notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments; Termination

For purposes of the exchange offers, the term “Expiration Date” means 5:00 p.m., New York City time, on , 2016, subject to our right to extend that time and date in our sole discretion, in which case the Expiration Date means the latest time and date to which the exchange offers are extended.

We reserve the right, in our sole discretion, by giving oral or written notice to the exchange agent, to:

•	extend the exchange offers;

•	terminate the exchange offers if a condition to our obligation to exchange the Outstanding Notes for the New Notes is not satisfied or waived on or prior to the Expiration Date; and

•	amend the exchange offers.

We will notify holders of the Outstanding Notes of any extension, amendment or termination of the exchange offers by press release or other public announcement. We will announce any extension of the Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Settlement Date

We will deliver the New Notes on the settlement date, which will be as soon as practicable after the Expiration Date of the exchange offers. We will not be obligated to deliver the New Notes unless the exchange offers are consummated.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of the Outstanding Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offers described in this prospectus and in the letter of transmittal. The acceptance of the exchange offers by a tendering holder of the Outstanding Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Outstanding Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Dissenters’ Rights

Holders of the Outstanding Notes do not have any appraisal or dissenters’ rights in connection with the exchange offers.

Procedures for Tendering

When the holder of Outstanding Notes tenders and we accept Outstanding Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Notes who wishes to tender Outstanding Notes for exchange must, on or prior to the Expiration Date:

•
transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wells Fargo Bank National Association, the exchange agent, at the address set forth below under the heading “—The Exchange Agent”; or

•
if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth below under the heading “—The Exchange Agent.”

In addition, either:

•	the exchange agent must receive the certificates for the Outstanding Notes and the letter of transmittal;

•
the exchange agent must receive, on or prior to the Expiration Date, a timely confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent’s applicable account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.
The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the Outstanding Notes, the letter of transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Outstanding Notes surrendered for exchange are tendered:

•	by a holder of Outstanding Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instruction” on the letter of transmittal; or

•	for the account of an eligible institution.
An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If Outstanding Notes are registered in the name of a person other than the signer of the letter of transmittal, the Outstanding Notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution. If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any Outstanding Notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Outstanding Notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any Outstanding Notes improperly tendered;

•	refuse to accept any Outstanding Notes if, in our judgment or the judgment of our counsel, acceptance of such Outstanding Notes may be deemed unlawful; and

•
waive any defects or irregularities or conditions of the exchange offers as to any particular Outstanding Notes either before or after the Expiration Date, including the right to waive the ineligibility of any class of holder who seeks to tender Outstanding Notes in the exchange offers.

Our interpretation of the terms and conditions of the exchange offers as to any particular Outstanding Notes either before or after the Expiration Date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any such persons incur any liability for failure to give such notification.

By tendering Outstanding Notes, each holder will represent to us that, among other things: (i) the person acquiring the New Notes in the exchange offers is acquiring them in the ordinary course of its business, whether or not such person is the holder; (ii) neither the holder nor such other person has any arrangement or understanding with any person to participate in the public distribution (within the meaning of the Securities Act) of such New Notes in violation of the provisions of the Securities Act; (iii) neither the holder nor such other person is an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company or any subsidiary guarantor, or if the holder or such other person is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of New Notes to the extent applicable; and (iv) if such holder or such other person is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes acquired as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of such New Notes.

If any holder or any such other person is an affiliate of the Company or any subsidiary guarantor, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a public distribution of the New Notes, or is a broker-dealer who purchased Outstanding Notes from us to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you have any questions or need help in exchanging your Outstanding Notes, please contact the exchange agent at the address or telephone number set forth below.

Participating Broker-Dealers. Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Book-Entry Delivery Procedures. All of the Outstanding Notes were issued in book-entry form, and all of the Outstanding Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the Outstanding Notes may be tendered using DTC’s automatic tender offer program (“ATOP”). The exchange agent will make a request to establish an account at DTC for purposes of each of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of Outstanding Notes denominated in dollars by causing DTC to transfer the Outstanding Notes into the exchange agent’s applicable account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the Expiration Date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Notes into the exchange agent’s applicable account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. However, either the letter of transmittal or facsimile thereof or an agent’s message, as applicable, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the Expiration Date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures. If you wish to tender your Outstanding Notes but your Outstanding Notes are not immediately available or you cannot deliver your Outstanding Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under the ATOP, on or prior to the Expiration Date, you may still tender if:

•	the tender is made through an eligible institution;

•
prior to 5:00 p.m., New York City time, on the Expiration Date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Outstanding Notes being tendered and the amount of the Outstanding Notes being tendered. The notice of guaranteed delivery will state that the tender of such Outstanding Notes is being made and guarantee that within three business days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
the exchange agent receives the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three business days after the date of execution of the notice of guaranteed delivery.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offers

Upon satisfaction or waiver of all of the conditions to the exchange offers, we will accept, promptly after the Expiration Date, all properly tendered Outstanding Notes of the applicable series and will issue New Notes of the corresponding series registered under the Securities Act. For purposes of the exchange offers, we will be deemed to have accepted properly tendered Outstanding Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “Description of the Exchange Offers—Conditions to the Exchange Offers” for a discussion of the conditions that must be satisfied before we accept any Outstanding Notes for exchange.

For each Outstanding Note accepted for exchange, the holder will receive a New Note of the corresponding series registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered Outstanding Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offers will receive interest accruing from the most recent date to which interest has been paid on the corresponding series of Outstanding Notes surrendered in exchange therefor or, if no interest has been paid, from May 1, 2015 with respect to the Outstanding 2024 Notes or September 16, 2015 with respect to the Outstanding 2025 Notes. Outstanding Notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offers, and holders whose Outstanding Notes are exchanged for the corresponding series of New Notes will not receive a payment in respect of interest accrued but unpaid on such Outstanding Notes from the most recent interest payment date up to but excluding the settlement date. Under the Registration Rights Agreements, we may be required to make additional payments in the form of additional interest to the holders of the Outstanding Notes or New Notes, as applicable, under circumstances relating to the timing of the exchange offers, as discussed below.

In all cases, we will issue New Notes in the exchange offers for Outstanding Notes of the corresponding series that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such Outstanding Notes or a timely book-entry confirmation of such Outstanding Notes into the exchange agent’s applicable account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offers we do not accept tendered Outstanding Notes, or if a holder submits Outstanding Notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged Outstanding Notes without cost to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s applicable account at DTC, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to DTC as promptly as practicable after the Expiration Date.

Withdrawal of Tenders

You may withdraw any Outstanding Notes that you tender for exchange at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “—The Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the principal amount of such Outstanding Notes; and

•	if certificates for such Outstanding Notes have been transmitted, specify the name in which the Outstanding Notes are registered, if different from that of the withdrawing holder.
If certificates for withdrawn Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the ATOP procedures of DTC. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any Outstanding Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those Outstanding Notes without cost to the holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s applicable account at DTC, the withdrawn Outstanding Notes will be credited to an account maintained with DTC for such Outstanding Notes. The Outstanding Notes will be returned or credited to this account promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn Outstanding Notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Conditions to the Exchange Offers

Notwithstanding any other provision of the exchange offers, we will not be required to accept for exchange, or to issue the New Notes in exchange for, any Outstanding Notes and may terminate or amend the exchange offers if at any time before the expiration of the exchange offers, we determine (i) that the exchange offers violate applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offers or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the exchange offers have not been obtained.

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offers.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the Expiration Date:

•	terminate the exchange offers and return all tendered Outstanding Notes to the respective tendering holders;

•	modify, extend or otherwise amend the exchange offers and retain all tendered Outstanding Notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

•	to the extent lawful, waive the unsatisfied conditions with respect to the exchange offers and accept all Outstanding Notes tendered and not previously validly withdrawn.

In addition, we will not accept for exchange any Outstanding Notes tendered, and no New Notes will be issued in exchange for those Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture governing the New Notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offers. All correspondence in connection with the exchange offers should be sent or delivered by each holder of the Outstanding Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at:

Delivery by Registered or Certified Mail: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517	In Person or by Hand Only: WELLS FARGO BANK, N.A. 12th Floor — Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN Facsimile Transmissions: (Eligible Institutions Only)	Regular Mail or Courier: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth and Marquette Minneapolis, MN 55479
(612) 667-6282 Attention: Bondholder Communications To Confirm by Telephone or for Information Call: (800) 344-5128, Option 0 Attention: Bondholder Communications
Questions concerning tender procedures should be directed to the exchange agent at the address, telephone number or fax number listed above. Holders of the Outstanding Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offers. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION OF THE LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Announcements

We may make any announcement required pursuant to the terms of this prospectus or required by the Exchange Act or the rules promulgated thereunder through a reasonable press release or other public announcement in our sole discretion; provided, that, if any such announcement is made by issuing a press release to Business Wire, PR Newswire or Dow Jones News Service, such announcement shall be reasonable and sufficient.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Outstanding Notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, telephone or in person by our officers and other employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offers. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Tendering holders of the Outstanding Notes will not be required to pay any fee or commission to the exchange agent. If, however, a tendering holder handles the transaction through its commercial bank, broker, dealer, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Outstanding Notes as reflected in our accounting records on the settlement date for the exchange offers. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers.

Transfer Taxes

Holders who tender Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, New Notes issued in the applicable exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the applicable Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of such Outstanding Notes in connection with the applicable exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Your Outstanding Notes

Holders of the Outstanding Notes who do not exchange their Outstanding Notes for the New Notes under the exchange offers will remain subject to the restrictions on transfer applicable in the Outstanding Notes as set forth in the legend printed on the Outstanding Notes as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Any Outstanding Notes not tendered by their holders in exchange for the New Notes in the exchange offers will not retain any rights under the Registration Rights Agreement (except in certain limited circumstances) or any rights to additional interest. See “—Additional Interest.”

In general, you may not offer or sell the Outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register resales of the Outstanding Notes under the Securities Act. Based on interpretations of the SEC staff, the New Notes issued pursuant to the exchange offers may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the New Notes in the ordinary course of business and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the New Notes to be acquired in the exchange offers. Any holder who tenders in the exchange offers and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the New Notes (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Consequences of Exchanging Your Outstanding Notes

We are making these exchange offers in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to other parties in other transactions. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991, and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. We have not sought our own interpretive letter, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offers as it has in interpretive letters to other parties. Based on these interpretations by the staff, we believe that the New Notes issued under the exchange offers may be offered for resale, resold or otherwise transferred by you, without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:

(1)	are acquiring the New Notes in the ordinary course of your business;

(2)
are not participating in, and do not intend to participate in, a distribution of the New Notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the New Notes within the meaning of the Securities Act;

(3)	are not a broker-dealer who acquired the Outstanding Notes directly from us; and

(4)	are not an “affiliate,” within the meaning of Rule 405 of the Securities Act, of ours or any subsidiary guarantor.

By tendering the Outstanding Notes in exchange for the New Notes, you will be required to represent to us that each of the above statements applies to you. If you are an affiliate of the Company or any subsidiary guarantor, or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in a distribution of the New Notes, or are a broker-dealer who purchased Outstanding Notes from us to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that receives the New Notes for its own account in exchange for the Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of the New Notes received in exchange for the Outstanding Notes which the broker-dealer acquired as a result of market-making or other trading activities. See “Plan of Distribution.”

The exchange offers are not being made to, nor will we accept tenders for exchange from, holders of the Outstanding Notes in any jurisdiction in which the exchange offers or the acceptance of them would not be in compliance with the securities or blue sky laws of such jurisdiction.

Shelf Registration Statement

Under the Registration Rights Agreements, in the event that:

(1)
because of any change in law or in applicable interpretations thereof by the staff of the SEC, the New Notes received by holders in the exchange offers are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act;

(2)
the exchange offers are not consummated by the 300th day after August 7, 2015 or September 16, 2015, the original issue dates of the Outstanding 2024 Notes and the Outstanding 2025 Notes, respectively;

(3)	any holder so requests within 10 business days following the consummation of the exchange offers with respect to

Outstanding Notes not eligible to be exchanged for New Notes in the exchange offers and held by it following consummation of the exchange offers; and

(4)
any holder notifies the Company within 10 business days following consummation of the exchange offers that such holder is not eligible to participate in the exchange offers or such holder may not resell the New Notes acquired by it in the exchange offers to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder, or such holder is a broker-dealer and holds Outstanding Notes that are part of an unsold allotment from the original sale of the Outstanding Notes, then, we shall, at our cost, promptly, but in no event more than 300 days after such determination, date, request or notification, as the case may be (the “Shelf Registration Statement Filing Deadline”), use commercially reasonable efforts to file with the SEC a shelf registration statement on an appropriate form under Rule 415 of the Securities Act (the “Shelf Registration Statement”), providing for the sale of all the Notes affected by the events described in clauses (1) through (4) by the holders thereof. We shall use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective, unless it becomes effective automatically upon filing, (i) in the case of clause (1) above, on or prior to the 300th day following the issue date of the Outstanding Notes, as applicable, and (ii) in the case of clauses (2) through (4) above, on or prior to the 90th day after the Shelf Registration Statement Filing Deadline.

We will use our commercially reasonable efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the Notes by the holders, for a period of one year from the effective date of the Shelf Registration Statement or such shorter period that will terminate (i) when all the Notes covered by the Shelf Registration Statement have been sold pursuant thereto or (ii) on the earliest date (A) that is no less than one year after the issue date of the Outstanding Notes, as applicable, and (B) on which all the Notes covered by the Shelf Registration Statement (except for Notes held by an affiliate of the Company) are no longer subject to any restrictions on transfer under the Securities Act, including those pursuant to Rule 144 (the “Shelf Registration Period”).

Additional Interest

The Registration Rights Agreements further provide that in the event that (i) we have not consummated the exchange offers within 300 days after the issue date of the Outstanding Notes, as applicable; (ii) the Shelf Registration Statement, if required by clause (1) above, has not been declared effective by the SEC on or prior to the 300th day following the issue date of the Outstanding Notes, as applicable; (iii) the Shelf Registration Statement, if required by clauses (2) through (4) above, has not been declared effective on or prior to the 90th day after the Shelf Registration Statement Filing Deadline; or (iv) the Shelf Registration Statement, if required, has become effective and thereafter ceases to be effective or the prospectus therein ceases to be usable at any time during the Shelf Registration Period (each such event, a “Registration Default” and each period during which a Registration Default has occurred and is continuing, a “Registration Default Period”) then the interest rate borne by the Notes that are the subject of a Registration Default will be increased by 0.25% per annum for the first 90-day period beginning on the day immediately following such Registration Default, increasing thereafter to a maximum rate of 0.50% per annum for the remaining portion of the Registration Default Period. Notwithstanding the foregoing, we shall in no event be required to pay such additional interest for more than one Registration Default at any given time.

The foregoing summary of certain provisions of the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreements, copies of which are filed as exhibits to our Registration Statement on Form S-4, of which this prospectus forms a part.

Other

Participation in the exchange offers is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

DESCRIPTION OF THE NEW NOTES
We issued the Outstanding Notes and will issue the New Notes under an indenture, dated December 1, 2009, between the Company and Wells Fargo Bank, National Association, successor to The Bank of Nova Scotia Trust Company, as Trustee (as so modified and supplemented with respect to each series of Notes issued thereunder, the “Indenture”).
The Notes may be referred to herein as a “series.” The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Certain terms used in this description are defined under the subheading “— Certain Definitions” and certain terms used in this description but not defined herein have the meanings assigned to them in the Indenture. In this description, the words “Company,” “we,” “us” and “our” refer only to HealthSouth Corporation and not to any of its subsidiaries, and the term “Notes” refers to the New Notes and the Outstanding Notes (to the extent not exchanged for New Notes).
The following description is only a summary of the material provisions of the Indenture and the Notes. It does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. You may request a copy of the Indenture at our address set forth under the heading “Where You Can Find More Information.”
Brief Description of the Notes
The Notes:

•	will be unsecured senior obligations of the Company;

•	will be senior in right of payment to any existing and future Subordinated Obligations of the Company; and

•	will be guaranteed on a senior unsecured basis by each Subsidiary Guarantor.
Principal, Maturity and Interest
Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” we will be permitted to issue more notes of a series from time to time under the Indenture (the “Additional Notes”), provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Code. The 2024 Notes will initially be issued in an aggregate principal amount of $350.0 million and will mature on November 1, 2024. The 2025 Notes will initially be issued in an aggregate principal amount of $350.0 million and will mature on September 15, 2025. The Notes and the Additional Notes of such series, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Notes include any Additional Notes of such series actually issued.
Interest on the 2024 Notes will accrue at the rate of 5.75% per annum and will be payable semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 2016, to holders of record of the 2024 Notes on the immediately preceding April 15 and October 15. Interest on the 2025 Notes will accrue at the rate of 5.75% per annum and will be payable semiannually in arrears on March 15 and September 15 of each year, commencing March 15, 2016, to holders of record of the 2025 Notes on the immediately preceding March 1 and September 1. We will pay interest on overdue principal at 1% per annum in excess of the rate set forth above and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will accrue from the applicable issue date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, any redemption date or the maturity date for the Notes falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay. Additional Interest (as defined in the Registration Rights Agreements) may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreements, and all references in this description of the Notes to accrued and unpaid interest on the Notes shall include Additional Interest payable on the Notes, if any.
The Company will issue the Notes in denominations of $2,000 and any greater integral multiple of $1,000.
Optional Redemption
2024 Notes
On and after November 1, 2017, we will be entitled at our option to redeem all or a portion of the 2024 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Period	Redemption Price
2017	102.875%
2018	101.917%
2019	100.958%
2020 and thereafter	100.000%
Prior to November 1, 2017, we will be entitled at our option to redeem all or a portion of the 2024 Notes at a redemption price equal to 100% of the principal amount of the 2024 Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of redemption will be mailed (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at his registered address.
“Applicable Premium” means with respect to a 2024 Note at any redemption date, the greater of (1) 1.00% of the principal amount of such 2024 Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such 2024 Note on November 1, 2017 (such redemption prices being described in the tables above in this “— Optional Redemption” section, and exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such 2024 Note through November 1, 2017 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such 2024 Note on such redemption date.
“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after November 1, 2017, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2024 Notes from the redemption date to November 1, 2017, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to November 1, 2017.
“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of two, or if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.
“Quotation Agent” means the Reference Treasury Dealers selected by the Company.
“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Barclays Capital Inc. and their respective successors and assigns.
“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

2025 Notes
On and after September 15, 2020, we will be entitled at our option to redeem all or a portion of the 2025 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 15 of the years set forth below:

Period	Redemption Price
2020	102.875%
2021	101.917%
2022	100.958%
2023 and thereafter	100.000%
Prior to September 15, 2018, we will be entitled at our option on one or more occasions to redeem 2025 Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the 2025 Notes (which includes Additional Notes, if any) issued at a redemption price (expressed as a percentage of principal amount) of 105.75%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)
at least 65% of such aggregate principal amount of the 2025 Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than the 2025 Notes held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurs within 90 days after the date of the related Equity Offering.
Prior to September 15, 2020, we will be entitled at our option to redeem all or a portion of the 2025 Notes at a redemption price equal to 100% of the principal amount of the 2025 Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of redemption will be mailed (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) at least 30 days but not more than 60 days before the redemption date to each Holder of 2025 Notes to be redeemed at his registered address.
“Applicable Premium” means with respect to a 2025 Note at any redemption date, the greater of (1) 1.00% of the principal amount of such 2025 Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such 2025 Note on September 15, 2020 (such redemption prices being described in the tables above in this “— Optional Redemption” section, and exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such 2025 Note through September 15, 2020 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such 2025 Note on such redemption date.
“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after September 15, 2020, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2025 Notes from the redemption date to September 15, 2020, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to September 15, 2020.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of two, or, if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.
“Quotation Agent” means the Reference Treasury Dealer selected by the Company.
“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Barclays Capital Inc. and their respective successors and assigns.
“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.
Selection and Notice of Redemption
If we are redeeming less than all of the Notes at any time, and the Notes are Global Notes, the Notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If the Notes to be redeemed are not Global Notes, the Trustee will select Notes on a pro rata basis to the extent practicable.
We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.
Guarantees
The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. If, however, a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such other indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Risks Related to Our Substantial Indebtedness and the New Notes—Federal and state statutes could allow courts, under specific circumstances, to void the Subsidiary Guarantees, subordinate claims in respect of the notes and require note holders to return payments received from subsidiary guarantors.”
The Notes will be guaranteed by all of our subsidiaries that guarantee borrowings under the Credit Agreement. However, certain of our 100% owned subsidiaries and all of our non-wholly owned subsidiaries do not guarantee borrowings under the Credit Agreement. These subsidiaries, including the Home Health Subsidiaries and the CareSouth entities, will also not guarantee the Notes.
Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

The Subsidiary Guarantee of a Subsidiary Guarantor with respect to the Notes will be automatically released:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary under the Indenture;

(2)
at such time as any Guarantee by such Subsidiary Guarantor of the obligations under the Credit Agreement and under all Capital Markets Indebtedness has been released and discharged, except a discharge or release by or as a result of payment under such Guarantee; or

(3)
if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Ranking
Senior Indebtedness Versus Notes
The indebtedness evidenced by the Notes and the Subsidiary Guarantees will be unsecured and will rank pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be.
As of September 30, 2015, as adjusted to reflect the consummation of the Acquisitions (including the incurrence of additional debt under our Credit Agreement to pay a portion of the Reliant Acquisition Consideration and to pay the CareSouth Acquisition Consideration) and the redemption of $50 million of the outstanding principal amount of our existing 7.75% Senior Notes due 2022 which occurred on November 30, 2015, the Senior Indebtedness of the Company and the Subsidiary Guarantors would have been approximately $2.9 billion, including approximately $857.1 million of senior secured indebtedness (including $292.1 million of capital lease obligations). Other than capital lease obligations, substantially all of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective guarantees of Senior Indebtedness of the Company under the Credit Agreement and with respect to our outstanding senior notes, including the Notes.
The Notes and the Subsidiary Guarantees thereof will be senior unsecured obligations of the Company and the Subsidiary Guarantors, respectively. The Notes and the Subsidiary Guarantees thereof will rank equal in right of payment to the current and future senior Indebtedness of the Company and the Subsidiary Guarantors, respectively, and senior in right of payment to any current and future subordinated Indebtedness of the Company and the Subsidiary Guarantors, respectively. The Notes and Subsidiary Guarantees thereof will be effectively subordinated to current and future secured debt and other secured obligations of the Company and the Subsidiary Guarantors, respectively, including borrowings under the Credit Agreement, to the extent of the value of the assets securing such debt or other obligations. As of September 30, 2015, as adjusted to reflect the consummation of the Acquisitions (including the incurrence of additional debt under our Credit Agreement to pay a portion of the Reliant Acquisition Consideration and to pay the CareSouth Acquisition Consideration), we would have had available borrowing capacity of approximately $445.8 million under the revolving portion of our Credit Agreement. See “Summary—Amendments to Our Credit Agreement.”
Liabilities of Subsidiaries Versus Notes
A substantial amount of our operations are conducted through our subsidiaries. Certain of our wholly owned subsidiaries and all of our non-wholly owned subsidiaries will not guarantee the Notes. In addition, as described above under “—Guarantees,” Subsidiary Guarantees may be released under certain circumstances and future subsidiaries of the Company may not be required to guarantee the Notes. Claims of creditors of such nonguarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such nonguarantor subsidiaries, and claims of preferred stockholders of such nonguarantor subsidiaries generally will have priority with respect to the assets and earnings of such nonguarantor subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our nonguarantor subsidiaries.
At September 30, 2015, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) were approximately $331 million, including trade payables (excluding intercompany liabilities). Although the Indenture limits the Incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.” The nonguarantor subsidiaries generated approximately 42% of our consolidated net operating revenues and approximately 34% of our Adjusted EBITDA for the nine months ended September 30, 2015.
Change of Control
Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)
the Company becomes aware that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)
at any time during any period of up to 24 consecutive months, commencing on the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or

(4)
the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)
that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.
We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.
The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness,” “—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived under the Indenture with respect to the Notes with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Subject to certain exceptions, the Credit Agreement prohibits us from purchasing any Notes pursuant to a Change of Control Offer, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.
Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by Holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to Holders following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above.
Under clause (2) of the definition of Change of Control, a Change of Control will occur when a majority of our board of directors are not Continuing Directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors,” provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not endorse a dissident slate of directors but approves them as Continuing Directors, Holders may not be entitled to require us to make a Change of Control Offer.
The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes issued thereunder as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of such Notes.
Certain Covenants
The Indenture contains covenants including, among others, those summarized below.
Limitation on Indebtedness
(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)
Indebtedness Incurred pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $1,551 million less the sum of all principal payments with respect to such Indebtedness made pursuant to paragraph (a)(3)(A) of, and in satisfaction of, the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock;”

(2)
Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee;

(3)	the Notes (excluding any Additional Notes);

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)
Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6);

(7)
Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture or entered into in the ordinary course of business and not for speculative purposes;

(8)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of its Incurrence;

(10)
Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness or other obligations of the Company or any Restricted Subsidiary (other than Indebtedness Incurred pursuant to clause (5) above) so long as the Incurrence of such Indebtedness or other obligations by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture;

(11) (A)Purchase Money Indebtedness, (B) Capital Lease Obligations and (C) Attributable Debt, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed 15% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto;

(12)	Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction;

(13)
Preferred Stock issued by any Restricted Subsidiary formed to operate a single health care facility; provided that the amount of such Preferred Stock, when added to the aggregate amount of all other such Preferred Stock of Restricted Subsidiaries then outstanding, does not exceed 1% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto; and

(14)
Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount that, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed, with respect to the 2024 Notes, $250 million, and with respect to the 2025 Notes, the greater of (A) $300 million and (B) 7.5%

of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.
(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.
(d) For purposes of determining compliance with this covenant:

(1)	all Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as Incurred under clause (1) of paragraph (b) above;

(2)
in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses (provided that any Indebtedness originally classified as Incurred pursuant to any of clauses (b)(2) through (b)(14) above may later be reclassified as having been Incurred pursuant to paragraph (a) or any other of clauses (b)(2) through (b)(14) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) or one of clauses (b)(2) through (b)(14) above, as the case may be, if it were Incurred at the time of such reclassification); and

(3)	the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.
Limitation on Restricted Payments
(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness;” or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)
50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from and including July 1, 2006 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)
100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

(C)
the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)
an amount equal to the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person; plus

(E)
in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, except to the extent that the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (11) of the next succeeding paragraph or to the extent that such Investment constituted a Permitted Investment; plus

(F)	$50 million.
As of September 30, 2015, the amount available for Restricted Payments pursuant to clause (a)(3) would have been $595.5 million.
(b) The preceding provisions will not prohibit:

(1)
any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded from the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)
any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person that is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness;” provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from the calculation of the amount of Restricted Payments;

(3)
dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)
so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved or ratified by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $5 million with respect to the 2024 Notes and $10 million with respect to the 2025 Notes in any calendar year (provided that (A) if the Company and its Restricted Subsidiaries make less than $5 million with respect to the 2024 Notes and $10 million with respect to the 2025 Notes in the aggregate of such Restricted Payments in any calendar year, the unused amount for such calendar year may be carried over to the next succeeding calendar year (but not any other calendar year thereafter) and (B) the amount payable in any calendar year may be increased by an amount up to the sum of (i) the amount of cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to employees, former employees, directors or former directors of the Company or any of its Subsidiaries, to the extent that the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) of this covenant, plus (ii) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date, less (iii) the amount of repurchases and other acquisitions previously made with the cash proceeds described in clauses (i) and (ii) above); provided, further, however, that (x) such repurchases and other acquisitions shall be excluded from the calculation of the amount of Restricted Payments and (y) cash proceeds referred to in clause (B)(i) above used to make Restricted Payments under this clause (4) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(5)
(i) with respect to the 2024 Notes, (A) the declaration and payment of dividends on the Convertible Preferred Stock, and other cash payments at any time to reduce any accretion in the liquidation preference resulting from previously unpaid dividends on the Convertible Preferred Stock, in each case in accordance with the terms thereof in effect on the Issue Date and (B) the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on Indebtedness;” provided, however, in each case, that at the time of payment of such dividend or other cash payment, no Default shall have occurred and be continuing (or result therefrom); provided, further, however, that dividends and cash payments referred to in this clause (5) shall be excluded from the calculation of the amount of Restricted Payments; and with respect to the 2025 Notes, the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on Indebtedness;” provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided, further, however, that dividends referred to in this clause (5) shall be excluded from the calculation of the amount of Restricted Payments;

(6)
repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments;

(7)
cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading; provided, further, however, that such payments shall be excluded from the calculation of the amount of Restricted Payments;

(8)
in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided, further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be excluded from the calculation of the amount of Restricted Payments;

(9)
payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on Indebtedness;” provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided, further, however, that such payments shall be excluded from the calculation of the amount of Restricted Payments;

(10)
with respect to the 2024 Notes, Restricted Payments in an amount that, when taken together with all Restricted Payments made pursuant to this clause (10), does not exceed $100 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such payments shall be excluded from the calculation of the amount of Restricted Payments; and with respect to the 2025 Notes, any Restricted Payment, so long as the Leverage Ratio is no more than 3.0 to 1.0, both as of the date thereof and on a pro forma basis after giving effect to such Restricted Payment; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such payments shall be excluded from the calculation of the amount of Restricted Payments;

(11)
with respect to the 2025 Notes, Restricted Payments in an amount that, when taken together with all Restricted Payments made pursuant to this clause (11), does not exceed the greater of (A) $200 million and (B) 5.0% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto; provided, however, that (I) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (II) such payments shall be excluded from the calculation of the amount of Restricted Payments;

(12)
with respect to the 2025 Notes, any payments of cash and/or Capital Stock of the Company to a holder of the 2.00% Convertible Senior Subordinated Notes due 2043 (the “Convertible Notes”) upon the conversion of such holder’s Convertible Notes in accordance with the terms thereof; or

(13)
with respect to the 2025 Notes, any purchase or other acquisition or retirement for value of shares of Capital Stock of HealthSouth Home Health Holdings, Inc. held by any Person other than the Company or any of its Subsidiaries on the Issue Date.

The amount of any Restricted Payment that is not made in cash shall be determined in a manner consistent with the determination of the amount of an Investment as set forth in the final sentence of the first paragraph of the definition of “Investment.”
Limitation on Restrictions on Distributions from Restricted Subsidiaries
The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1)	with respect to clauses (a), (b) and (c),

(A)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on the Issue Date;

(B)
any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C)
any encumbrance or restriction pursuant to any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement referred to in clause (A) or (B) above; provided, however, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is no more restrictive, as reasonably determined by the Company, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(D)
any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(F)
any limitation or prohibition on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets that are the subject of such agreements;

(G)
any encumbrance or restriction existing under or by reason of contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Entity;

(H)
any encumbrance or restriction arising in the ordinary course of business, not relating to any Indebtedness, that does not, individually or in the aggregate, materially detract from the value of the property or assets of the Company and its Restricted Subsidiaries, taken as whole, or adversely affect the Company’s ability to make principal and interest payments on the Notes, in each case, as determined in good faith by the Company; and

(2)	with respect to clause (c) only,

(A)
any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B)
any encumbrance or restriction contained in Capital Lease Obligations, any agreement governing Purchase Money Indebtedness, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such Capital Lease Obligations, Purchase Money Indebtedness, security agreements or mortgages.
Limitation on Sales of Assets and Subsidiary Stock
(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)
the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)
an amount equal to 100% of the Net Available Cash from such Asset Disposition, other than any Asset Disposition that constitutes a Syndication or a resyndication transaction in the ordinary course of business, is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A)
to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)
to the extent the Company elects (including with respect to the balance of such Net Available Cash after application (if any) in accordance with clause (A)), to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)
to the extent of the balance of such Net Available Cash after application (if any) in accordance with clauses (A) and (B), to make an offer to the Holders (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness made to satisfy clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.
Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $50 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.
For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)
the assumption or discharge of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of such assets and for which the Company and all of the Restricted Subsidiaries have been released by all creditors in writing;

(2)
securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary within 180 days into cash, to the extent of cash received in that conversion;

(3)	all Temporary Cash Investments; and

(4)
any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) $30 million.

(b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with a significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $2,000 principal amount or any greater integral multiple of $1,000. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.
(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.
Limitation on Affiliate Transactions
(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)
the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)
if such Affiliate Transaction involves an amount in excess of $10 million with respect to the 2024 Notes and $50 million with respect to the 2025 Notes, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3)
with respect to the 2024 Notes, if such Affiliate Transaction involves an amount in excess of $50 million, the Board of Directors shall also have received written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments;”

(2)
any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors, and payments pursuant thereto;

(3)
loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $10 million in the aggregate outstanding at any one time;

(4)	the payment of reasonable fees or other reasonable compensation to, or the provision of customary benefits or indemnification arrangements to, directors of the Company and its Restricted Subsidiaries;

(5)
any transaction with the Company, a Restricted Subsidiary or any Person that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary or Person;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7)
with respect to the 2024 Notes, any agreement as in effect on the Issue Date and described in the Prospectus Supplement dated September 6, 2012 and used in connection with the offering of the Outstanding 2024 Notes (or described in a document incorporated by reference in such Prospectus Supplement) or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable in any material respect to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby; and with respect to the 2025 Notes, any agreement as in effect on the Issue Date or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable in any material respect to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby;

(8)
the provision of services to directors or officers of the Company or any of its Restricted Subsidiaries of the nature provided by the Company or any of its Restricted Subsidiaries to customers in the ordinary course of business;

(9)	transactions effected as a part of a Qualified Receivables Transaction;

(10)
with respect to the 2025 Notes, any transaction entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Company or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event); and

(11)
with respect to the 2025 Notes, any transaction with the Company’s or any Restricted Subsidiary’s customers, clients, suppliers, landlords, lessors, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company, or are on terms at least as favorable as would reasonably have been entered into at such time with a Person who is not an Affiliate of the Company (as determined in good faith by the Board of Directors or senior management of the Company).

Limitation on Liens
The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.
Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.
Limitation on Sale/Leaseback Transactions
The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)
the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens;”

(2)	the gross proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(3)	the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock.”
Merger and Consolidation
The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)
the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2)
immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)
immediately after giving pro forma effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness” or (B) the Consolidated Coverage Ratio for the Successor Company would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4)
the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.
Future Guarantors
The Company will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any Subsidiary Guarantor in respect of the Credit Agreement or Capital Markets Indebtedness (or Incurs any such Indebtedness) to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.
SEC Reports
Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustee and Holders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC. At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by this paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
Defaults
Each of the following will be an Event of Default with respect to the Notes under the Indenture:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)
the Company (A) defaults in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon declaration of acceleration or otherwise or (B) fails to purchase Notes when required pursuant to the Indenture or the Notes;

(3)	the failure by the Company to comply with its obligations under “— Certain Covenants — Merger and Consolidation” above;

(4)
the failure by the Company or any Subsidiary Guarantor to comply with its agreements contained in the Indenture (other than those referred to in (1), (2) and (3) above) and such failure continues for 60 days after notice;

(5)
Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $50 million (the “cross acceleration provision”);

(6)	certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(7)
any judgment or decree for the payment of money in excess of $50 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or effectively stayed (the “judgment default provision”); or

(8)
a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.
If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.
Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee satisfactory indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee satisfactory security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.
If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interest of the Holders. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.
Amendments and Waivers
Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange for, the Notes) and any past Default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	(i) reduce the amount payable upon the redemption of any Note or (ii) change the time at which any Note may be redeemed, in each case as described under “— Optional Redemption” above;

(5)	make any Note payable in money other than that stated in the Note;

(6)
impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)	make any change in the amendment provisions that require each Holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any Note that would adversely affect the Holders; or

(9)	make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Holders.
Notwithstanding the preceding, without the consent of any Holder, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor Person of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3)
to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure such Notes;

(5)	to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any Holder;

(7)
to conform the text of the Indenture or the Notes to any provision of this “Description of the New Notes” to the extent that such provision in this “Description of the New Notes” was intended to be a verbatim recitation of a provision of the Indenture or the Notes;

(8)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(9)
to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
After an amendment under the Indenture becomes effective, the Company will be required to send to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.
Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Transfer
The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer and only to the extent in compliance with the restrictions on transfer applicable to the Notes. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.
Satisfaction and Discharge
When we (1) deliver to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the sending of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to all outstanding Notes.
Defeasance
At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.
In addition, at any time we may terminate our obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).
We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (1), (5), (6) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (7) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option with respect to the Notes, each Subsidiary Guarantor under the Indenture will be released from all of its obligations with respect to its Subsidiary Guarantee in respect of the Notes.

In order to exercise either of our defeasance options with respect to the Notes, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).
Concerning the Trustee
Wells Fargo Bank, National Association is the Trustee under the Indenture and will be appointed by the Company as registrar (“Registrar”) and paying agent with regard to the Notes. An affiliate of Wells Fargo Bank, National Association, is a lender under the Credit Agreement.
The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest, as defined in the Trust Indenture Act, it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee in respect of the Notes, subject to certain exceptions. If an Event of Default occurs (and is not cured or waived), the Trustee will be required, in the exercise of its rights and powers vested in it by the Indenture, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing Law
The Indenture, the Notes and the related Guarantees are governed by, and construed in accordance with, the laws of the State of New York.
Certain Definitions
“Additional Assets” means:

(1)	any property or assets used in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.
“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)
any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)
for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or that constitutes a Permitted Investment;

(C)	a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation;”

(D)	a disposition of Capital Stock or other assets with a Fair Market Value of less than or equal to $10 million;

(E)
sales of damaged, worn-out or obsolete equipment or assets in the ordinary course of business that, in the Company’s reasonable judgment, are no longer either used or useful in the business of the Company or its Subsidiaries;

(F)	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(G)	sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(H)
transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(I)	leases or subleases to third Persons in the ordinary course of business that do not interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(J)	a disposition of cash or Temporary Cash Investments; and

(K)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien).
“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)
the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.
“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.
“Business Day” means each day which is not a Legal Holiday.
“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.
“Capital Markets Indebtedness” means any Indebtedness:

(1)	in the form of, or represented by, bonds (other than surety bonds, indemnity bonds, performance bonds or bonds of a similar nature) or other securities or any Guarantee thereof; and

(2)
that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Captive Insurance Subsidiary” means HCS, Ltd., a Cayman Islands entity, and any successor to it, and any other Subsidiary formed for the purpose of facilitating self-insurance programs of the Company and its Subsidiaries.
“CareSouth Acquisition Consideration” means the approximately $170 million that is payable as consideration for the CareSouth Acquisition and related fees and expenses in connection therewith.
“CareSouth Entities” means CareSouth Health System, Inc. and its subsidiaries that we acquire in the CareSouth Acquisition.
“Code” means the Internal Revenue Code of 1986, as amended, and any applicable Treasury Regulations promulgated thereunder.
“Consolidated Amortization Expense” means, for any Person for any period, the amortization expense of such Person and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP, excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period.
“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)
if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness (and the application of the proceeds thereof) as if such Indebtedness had been Incurred on the first day of such period;

(2)
if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged

(in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)
if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)
if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, that constitutes a hospital or other health care-related business or all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5)
if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and shall include any applicable Pro Forma Cost Savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness).
If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.
“Consolidated Depreciation Expense” means, for any Person for any period, the depreciation expense of such Person and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.
“Consolidated Income Tax Expense” means, for any Person for any period, the provision for taxes based on income and profits of such Person and its Restricted Subsidiaries to the extent such provision for income taxes was deducted in computing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, net of interest income of the Company and its consolidated Restricted Subsidiaries (other than interest income of any Captive Insurance Subsidiary that is a Restricted Subsidiary), plus, to the extent not included in the calculation of total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net payments made or received pursuant to Hedging Obligations;

(7)
dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(9)
the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)
subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)
the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)
any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3)
any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)
subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)
any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	any net income or net losses from discontinued operations;

(6)	extraordinary gains or losses; and

(7)	the cumulative effect of a change in accounting principles,
in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) or (a)(3)(E) thereof.
“Consolidated Secured Debt Ratio” as of any date of determination, means the ratio of (a) Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis, secured by Liens, to (b) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination, in each case with such pro forma adjustments to consolidated total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”
“Consolidated Tangible Assets” as of any date means the total assets of the Company and its Restricted Subsidiaries (excluding any assets that would be classified as “intangible assets” under GAAP) on a consolidated basis at such date, as determined in accordance with GAAP, less (i) all write-ups subsequent to the Issue Date in the book value of any asset owned by the Company or any of its Restricted Subsidiaries and (ii) Investments in and assets of Unrestricted Subsidiaries.
“Consolidated Total Indebtedness” of any Person as of any date means (a) all Indebtedness (including Capital Lease Obligations but excluding (i) Hedging Obligations and (ii) to the extent they constitute Indebtedness, contingent reimbursement obligations in respect of undrawn amounts of letters of credit) minus (b) the aggregate amount of cash and cash equivalents of such Person and its Subsidiaries (other than Restricted Cash and Cash Equivalents) as of such date in an amount not to exceed $75 million.
“Convertible Preferred Stock” means the Company’s Series A Convertible Perpetual Preferred Stock issued and outstanding on the Issue Date.
“Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of August 10, 2012, by and among the Company, as borrower, Barclays Bank PLC, as administrative agent, and the other lenders and agents party thereto from time to time, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders (including by means of sales of debt securities to institutional investors).
“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Designated Noncash Consideration” means noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Company as Designated Noncash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of such date and shall be applied pursuant to the covenant described under “Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”
“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Certain Covenants — Change of Control.”
The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person. The Convertible Preferred Stock, based on the terms thereof in effect on the Issue Date, is not Disqualified Stock.
“EBITDA” of any Person for any period means Consolidated Net Income of such Person for such period plus, without duplication, the sum for such Person of the following to the extent deducted in calculating Consolidated Net Income for such period:

(1)	Consolidated Income Tax Expense,

(2)	Consolidated Depreciation Expense,

(3)	Consolidated Amortization Expense,

(4)	Consolidated Interest Expense,

(5)
all other non-cash items or non-recurring non-cash items reducing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (including non-cash charges incurred as a result of the application of FASB Accounting Standard Codification 718, Compensation — Stock Compensation); provided that cash expenditures made in respect of items to which the charges referred to in this clause (5) relate in an aggregate amount in excess of $10 million for any period of four consecutive fiscal quarters shall be deducted in determining EBITDA for the period during which such expenditures are made,

(6)
any restructuring charges in respect of legal fees associated with the government, class action and shareholder derivative litigation described in the Company’s Report on Form 10-K for the fiscal year ended December 31, 2009,

(7)	fees, costs and expenses related to the offering of the Notes,

(8)	any losses from discontinued operations and closed locations, and

(9)	costs and expenses related to the settlement of the Shareholder Litigation, in each case determined on a consolidated basis in accordance with GAAP, less all unusual non-cash items or non-recurring non-cash items to the extent increasing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.
“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) of the Company, other than public offerings with respect to the Company’s common stock registered on Form S-8 under the Securities Act and other than issuances to any Subsidiary of the Company.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder and any statute successor thereto, in each case as amended from time to time.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing and able buyer and an unaffiliated willing seller, neither of whom is under undue pressure or compulsion to complete the transaction, as such price is determined in good faith by (1) the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company (unless otherwise provided in the Indenture) for transactions valued at, or below, $10 million, or (2) the Board of Directors of the Company (unless otherwise provided in the Indenture) for transactions valued in excess of $10 million.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)
the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guaranty Agreement” means an agreement, in substantially the form of an exhibit to the Indenture or another form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.
“Holder” means the Person in whose name a Note is registered on the Registrar’s books.
“Home Health Subsidiaries” means HealthSouth Home Health Holdings, Inc., EHHI Holdings, Inc. and their respective subsidiaries including, following the consummation of the CareSouth Acquisition, the CareSouth Entities.
“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)
the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)
the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)
all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)
all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)
the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)
all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)
all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.
Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude indemnification, purchase price adjustment, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.
“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted

Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.
For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1)
“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
“Issue Date” means, with respect to the Outstanding 2024 Notes, August 7, 2015, and with respect to the Outstanding 2025 Notes, September 16, 2015.
“Legal Holiday” means a Saturday, a Sunday or a day on which the Trustee is authorized or required by law to close or banking institutions are not required to be open in the State of New York.
“Leverage Ratio” means, at any date, the ratio of (a) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on such date to (b) EBITDA of the Company and its Restricted Subsidiaries for the period of four consecutive fiscal quarters ending at least 45 days prior to such date, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)
all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including legal, accounting and investment banking fees and commissions), and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)
all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)
the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)
any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that

Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.
“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.
“Officer’s Certificate” means a certificate signed by an Officer.
“Officers’ Certificate” means a certificate signed by two Officers.
“Opinion of Counsel” means a written opinion signed by legal counsel who may be an employee of or counsel to the Company or may be other counsel who is reasonably acceptable to the Trustee.
“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)
the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)
another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)
receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)
payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to officers, directors and employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)
any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9)
any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)
any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness;”

(12)
any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)	Investments made by the Captive Insurance Subsidiary in the ordinary course of business and in accordance with applicable law;

(14)
a Receivables Entity, or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a purchase money note, contribution of additional receivables or an equity interest; or

(15)
Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (15) and outstanding on the date such Investment is made, do not exceed 10% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

“Permitted Liens” means, with respect to any Person:

(1)
pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, performance bonds or obligations of a like nature or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)
Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for taxes, assessments or other governmental charges or claims, in each case not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)
Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)
minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)
Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)
Liens to secure Indebtedness permitted pursuant to clause (b)(1) under “— Certain Covenants — Limitation on Indebtedness;” provided, however, that if (x) on the date the secured Indebtedness is Incurred, and after giving pro forma effect to the Incurrence thereof, the Incurrence of such Indebtedness would result in the Consolidated Secured Debt Ratio exceeding 3.75 to 1.0, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto, then (y) the total amount of Indebtedness that may be secured pursuant to this clause (7) shall not exceed the greater of (i) the maximum amount of Indebtedness that could be Incurred on such date without such ratio being so exceeded and (ii) an amount equal to the maximum amount of Indebtedness that could then be incurred pursuant to clause (b)(1) under “— Certain Covenants — Limitation on Indebtedness,” less the amount of Indebtedness secured by Liens Incurred pursuant to clause (18) below and outstanding on such date;

(8)	Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (7));

(9)
Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)
Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(12)	Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13)	any Lien on accounts receivable and related assets of the types specified in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction;

(14)	Liens in favor of the Company or the Subsidiary Guarantors;

(15)
leases, subleases, licenses or sublicenses granted to third parties entered into in the ordinary course of business which do not materially interfere with the conduct of the business of the Company and the Restricted Subsidiaries and which do not secure any Indebtedness;

(16)
Liens securing judgments, decrees, orders or awards for the payment of money not constituting an Event of Default in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or in respect of which the period within which such appeal or proceedings may be initiated shall not have expired;

(17)
Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A)
such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)
the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18)
other Liens securing Indebtedness (other than Subordinated Obligations) to the extent the Incurrence of such Indebtedness, when taken together with all other Indebtedness secured by Liens Incurred pursuant to this clause (18) and outstanding on the date such other Lien is Incurred, and after giving pro forma effect to the Incurrence of such Indebtedness, would not result in the Consolidated Secured Debt Ratio exceeding 3.75 to 1.0, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto; provided, however, notwithstanding whether this clause (18) would then be available to secure Indebtedness, any Lien securing Indebtedness originally secured pursuant to this clause (18) may secure Refinancing Indebtedness in respect of such Indebtedness, as long as such Lien does not extend to any property other than all or part of the same property and assets that secured or, under the written agreements pursuant to which such original Lien arose, could have secured the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof), and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (18); and

(19)
with respect to the 2025 Notes, other Liens securing Indebtedness; provided that the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the greater of (A) $100 million and (B) 3.0% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto (as of the date of granting such Liens and after giving pro forma effect to the Incurrence of such Indebtedness and the application of the net proceeds thereof).

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “— Certain Covenants — Limitation on Sale of Assets and Subsidiary Stock.” For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class of classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.
“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that were

(1)	directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and applied as of the Issue Date, or

(2)
implemented by the business that was the subject of any such asset acquisition within the six months prior to or following the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (1) and (2), all such reductions in costs had been effected as of the beginning of such period.
“Purchase Money Indebtedness” means Indebtedness (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business, provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided, further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1)	a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or

(2)	any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the chief financial officer of the Company).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Indebtedness permitted pursuant to clause (1) of paragraph (b) under “— Certain Covenants — Limitation on Indebtedness” shall not be deemed a Qualified Receivables Transaction.
“Receivables Entity” means (a) a Wholly Owned Subsidiary of the Company that is designated by the Board of Directors (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Company, which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity

(A)
is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(B)	is recourse to or obligates the Company or any Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings), or

(C)
subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings);

(2)
the entity is not an Affiliate of the Company or is an entity with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms that the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3)
is an entity to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)
such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)
if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or a Subsidiary Guarantor or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
“Regulation S” means Regulation S under the Securities Act.
“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Reliant Acquisition Consideration” means the approximately $730 million paid as consideration for the Reliant Acquisition and related fees and expenses in connection therewith.
“Restricted Cash and Cash Equivalents” means, as of any date, the cash and cash equivalents (a) held by any Captive Insurance Subsidiary and committed to third-party administrators for payment of the Company’s insurance claims, (b) held by Syndicated Persons to the extent that such cash and cash equivalents are required by the owners of such Syndicated Persons to be held in separate accounts and not otherwise commingled with the assets of the Company, (c) held by any Restricted Subsidiary to the extent that, and for so long as, such cash and cash equivalents may not be distributed to the owner or owners of the equity interests in such Restricted Subsidiary under the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, and (d) the cash collateral deposited by the Company pursuant to Section 2.05(c) or Section 2.05(l) of the Credit Agreement.
“Restricted Payment” with respect to any Person means:

(1)
the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)
the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(3)
the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.
“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.
“Rule 144A” means Rule 144A under the Securities Act.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.
“SEC” means the U.S. Securities and Exchange Commission, as constituted from time to time.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder and any statute successor thereto, in each case as amended from time to time.
“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)
all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(A)	any obligation of such Person to the Company or any Subsidiary;

(B)	any liability for federal, state, local or other taxes owed or owing by such Person;

(C)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(D)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(E)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.
“Shareholder Litigation” means the federal securities class actions and the derivative actions brought against the Company and/or certain of its former directors and officers and certain other parties in the United States District Court for the Northern District of Alabama and the Circuit Court in Jefferson County, Alabama relating to financial reporting and related activity that occurred at the Company during periods ended in March 2003.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Standard & Poor’s” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that, taken as a whole, are customary in an accounts receivable transaction.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.
“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.
“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter Guarantees such Notes pursuant to the terms of the Indenture.
“Syndicated Person” means a Person the equity interests of which constitute Syndicated Interests.
“Syndication” means the sale of partnership or other equity interests (“Syndicated Interests”) in Subsidiaries of the Company or other Persons controlled by the Company that own or operate health care facilities to (i) participating physicians, radiologists and other specialists, (ii) professional corporations and other legal entities owned or controlled by such participating physicians, radiologists and other specialists and (iii) participating hospitals and other health care providers. For purposes of this definition, “controlled” shall have the meaning set forth in the definition of “Affiliate.”
“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)
investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)
repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)
investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5)
investments in securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A2” by Moody’s;

(6)
eligible banker’s acceptances, repurchase agreements and tax-exempt municipal bonds having a maturity of less than one year, in each case having a rating of, or evidencing the full recourse obligation of a person whose senior debt is rated, at least “A” by Standard & Poor’s and at least “A2” by Moody’s; and

(7)	investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (6) above.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the Issue Date, except to the extent any amendment to the Trust Indenture Act expressly provides for the application of the Trust Indenture Act as in effect on another date.
“Trust Officer” means any officer within the corporate trust office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at the time shall have direct responsibility for the administration of the Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.
“Trustee” means Wells Fargo Bank, National Association until a successor replaces it and, thereafter, means the successor.
“Uniform Commercial Code” means the New York Commercial Code, as in effect from time to time.
“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”
The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

FORM, BOOK-ENTRY PROCEDURES AND TRANSFER

General

The New Notes will be issued in fully registered global form. The New Notes initially will be represented by one or more global certificates without interest coupons (the “global notes”). The global notes will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of DTC or its nominee for credit to the accounts of direct or indirect participants in DTC, as described below under “—Depositary Procedures.”

The global notes will be deposited on behalf of the acquirers of the New Notes for credit to the respective accounts of the acquirers or to such other accounts as they may direct. Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for the New Notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participating organizations (collectively, the “participants”) and facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by DTC, ownership of interests in the global notes will be shown on, and the transfer of ownership of such interest will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC if they are participants in such system or indirectly through organizations that are participants or indirect participants in such system. All interests in the global notes will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have New Notes registered in their names, will not receive physical delivery of the New Notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of and premium, if any, and interest on the global notes registered in the name of DTC or its nominee will be payable by the Trustee (or the paying agents if other than the Trustee) to DTC in its capacity as the registered holder under the indenture. We and the Trustee will treat the persons in whose names the New Notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the Trustee or any agent of ours or the Trustee has or will have any responsibility or liability for:

•
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the New Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Interests in the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes

If (i) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, (ii) DTC has ceased to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, (iii) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the New Notes in the form of certificated notes, or (iv) an Event of Default has occurred and is continuing, upon request by the holders of the New Notes, we will issue New Notes in certificated form in exchange for global securities. The indenture permits us to determine at any time and in our sole discretion that the New Notes shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

Payment
The indenture requires that payments in respect of New Notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by DTC. With respect to New Notes in certificated form, we will make all payments of principal and interest on the New Notes by mailing a check to the registered address of the holder thereof or by wire transfer of immediately available funds to the account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Trustee to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the exchange of Outstanding Notes for New Notes in the exchange offers. This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder and administrative interpretations and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, with possible retroactive effect. No opinion of counsel has been obtained, and we do not intend to seek a ruling from the United States Internal Revenue Service (the “IRS”), as to any of the tax consequences discussed below. There can be no assurance that the IRS will not challenge one or more of the tax consequences described below.

This summary does not purport to address all tax consequences that may be important to a particular holder in light of that holder’s particular circumstances, and does not apply to persons subject to special treatment under United States federal income tax law (including, without limitation, a bank, governmental authority or agency, financial institution, insurance company, pass-through entity, tax-exempt organization, broker or dealer in securities or small business investment company, an employee of ours or other service provider to us, a person holding Outstanding Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction, a person that owns more than 10% of our common stock (actually or constructively), a person that is in bankruptcy or a regulated investment company or real estate investment trust). This summary assumes that each holder of Outstanding Notes holds such securities as a “capital asset” within the meaning of Section 1221 of the Code. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than United States federal income tax law, including under federal estate and gift tax laws or state, local or non-United States tax law.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership for United States federal income tax purposes that holds Outstanding Notes generally will depend on the status of the partner and the activities of the partner and the partnership. A partnership, or a partner in a partnership, holding Outstanding Notes should consult its own tax advisor.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO A PARTICULAR HOLDER. ACCORDINGLY, THE FOLLOWING SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE TO THE TRANSACTIONS DESCRIBED IN THIS REGISTRATION STATEMENT.

Consequences of Tendering Outstanding Notes

The exchange of your Outstanding Notes for New Notes in the exchange offers should not constitute an exchange for United States federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Outstanding Notes exchanged therefor. Accordingly, the exchange offers should have no United States federal income tax consequences to you if you exchange your Outstanding Notes for New Notes and the New Notes you receive should be treated as a continuation of your investment in the Outstanding Notes. Consequently, there should be no change in your tax basis and your holding period should carry over to the New Notes. In addition, the United States federal income tax consequences of holding and disposing of your New Notes should be the same as those applicable to your Outstanding Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offers must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until , 2016 (90 days after the date of this prospectus), all dealers effecting transactions in the New Notes, whether or not participating in the exchange offers, may be required to deliver a prospectus.

We will not receive any proceeds from any sale of the New Notes by broker-dealers. The New Notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the Outstanding Notes directly from us:

•
may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the Notes) other than transfer taxes and commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
The validity of the New Notes and the related guarantees will be passed upon for us by Akerman LLP, New York, New York. Certain legal matters relating to Alabama and Delaware law will be passed upon for us by Maynard, Cooper & Gale, P.C. Certain legal matters relating to Florida law will be passed upon for us by Akerman LLP. Certain legal matters relating to Kentucky law will be passed upon for us by Kaplan & Partners LLP. Certain legal matters relating to Massachusetts law will be passed upon for us by Foley Hoag LLP. Certain legal matters relating to New Hampshire law will be passed upon for us by Sheehan Phinney Bass + Green PA. Certain legal matters relating to South Carolina law will be passed upon for us by Wyche, P.A. Certain legal matters relating to Texas law will be passed upon for us by Bracewell & Giuliani LLP.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of HealthSouth Corporation for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the EHHI Holdings, Inc. business the registrant acquired on December 31, 2014) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Reliant Hospital Partners, LLC incorporated in this prospectus by reference to the Current Report on Form 8-K of HealthSouth Corporation filed with the SEC on January 29, 2016 have been so incorporated in reliance on the report of BKD, LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

HealthSouth Corporation

Exchange Offers:
_____________________

Offer to Exchange $350,000,000 Aggregate Principal Amount of Newly Issued 5.75% Senior Notes due 2024
and the Related Subsidiary Guarantees for a Like Principal Amount of
Outstanding Unregistered 5.75% Senior Notes due 2024 and the Related Subsidiary Guarantees

Offer to Exchange $350,000,000 Aggregate Principal Amount of Newly Issued 5.75% Senior Notes due 2025
and the Related Subsidiary Guarantees for a Like Principal Amount of
Outstanding Unregistered 5.75% Senior Notes due 2025 and the Related Subsidiary Guarantees

_________________________

, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the restated certificate of incorporation, as amended and the amended and restated bylaws of HealthSouth Corporation, a Delaware corporation (the “Company”). Article VI of the Company’s amended and restated bylaws provides that, to the fullest extent permitted by applicable law, the Company will indemnify any person (and the heirs, executors and administrators of such person) who, by reason of the fact that he is or was a director, officer, employee or agent of the Company was or is a party or is threatened to be a party to (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding, or, (b) any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit. Moreover, any indemnification by the Company pursuant thereto will not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The indemnification permitted under the DGCL is not exclusive, and pursuant to Section 145 of the DGCL, a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute. Article VI of the Company’s amended and restated bylaws provides that it has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under applicable law. The Company presently has in place policies insuring its directors and officers under certain circumstances which may include liability or related losses under applicable law.

Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Pursuant to Section 102(b)(7) of the DGCL, Article NINTH of the Company’s restated certificate of incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (d) for any transaction from which the director derived an improper personal benefit.

Under separate indemnification agreements with the Company, each director and certain officers of the Company are indemnified against all liabilities relating to his or her position as a director or officer of the Company, to the fullest extent permitted under applicable laws.

Delaware Registrants
Delaware Corporations
The bylaws of each of the co-registrants that are Delaware corporations (collectively, the “Delaware Corporate Registrants”) provide that, to the fullest extent permitted by applicable law, the Delaware Corporate Registrant will indemnify any person (and the heirs, executors and administrators of such person) who, by reason of the fact that he is or was a director, officer, employee or agent of the Delaware Corporate Registrant, was or is a party or is threatened to be a party to (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Delaware Corporate Registrant), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding, or, (b) any threatened, pending or completed action or suit by or in the right of the Delaware Corporate Registrant to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit. Moreover, any indemnification by the Delaware Corporate Registrant pursuant thereto will not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Delaware Corporate Registrants will, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by an indemnified person prior to final disposition of any proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if that person is ultimately determined not to be entitled to indemnification under the bylaws of the Delaware Corporate Registrant.
Other than the bylaws of Reliant Blocker Corp., which do not contain a directors’ and officers’ insurance provision, the Delaware Corporate Registrants’ respective bylaws provide that they have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Delaware Corporate Registrant, or is or was serving at the request of the Delaware Corporate Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Delaware Corporate Registrant would have the power to indemnify him against such liability under applicable law.
Pursuant to Section 102(b)(7) of the DGCL, the Delaware Corporate Registrants’ respective certificates of incorporation provide that no director shall be personally liable to the Delaware Corporate Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director’s duty of loyalty to the Delaware Corporate Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (d) for any transaction from which the director derived an improper personal benefit.

Delaware LLCs

Other than the operating agreement of Advantage Health, LLC, which does not contain indemnification provisions, the operating agreements of each of the co-registrants that are Delaware limited liability companies (the “Delaware LLC Registrants”) provide that, to the fullest extent permitted by law and subject to certain enumerated exceptions, the Delaware LLC Registrants will indemnify any person who is a member, manager, officer, director, stockholder, partner, employee, affiliate or representative of the Delaware LLC Registrant, or representative or agent of any of the foregoing, against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (collectively, “Claims”), in which he may be involved, or threatened to be involved, as a party or otherwise, by reason of his management of the affairs of the Delaware LLC Registrant or which relates to or arises out of the Delaware LLC Registrant or its property, business or affairs. The Delaware LLC Registrants (other than Advantage Health, LLC) will advance expenses of any Claim prior to final disposition of such Claim upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if that person is ultimately determined not to be entitled to indemnification under the operating agreement of the Delaware LLC Registrant.

Except as noted below, the operating agreements of the remaining co-registrants that are limited liability companies organized under the laws of Massachusetts, New Hampshire and South Carolina contain identical provisions.

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.

Delaware Limited Partnerships
The partnership agreement of Southern Arizona Regional Rehabilitation Hospital, L.P. provides that the partnership will, subject to certain exceptions, indemnify the general partner and its affiliates against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims incurred by them in connection with the partnership. Additionally, the partnership will indemnify the tax matters partner against all claims, liabilities, losses and damages, including judgments, fines and expenses (including attorneys’ fees) incurred by the tax matters partner in connection with (a) any administrative or judicial proceeding with respect to the tax liability of the partners and (b) any civil, criminal or investigative proceeding in which the tax matters partner is involved or threatened to be involved in, solely by virtue of being tax matters partner. The partnership agreement of Western Medical Rehab Associates, L.P. provides that the partnership will, subject to certain exceptions, indemnify each general partner and each affiliate, shareholder, officer, director, employee and agent of each general partner and its affiliates against any claim, loss, liability, damage or expense (including reasonable attorneys’ fees) arising as a result of any act by the foregoing persons. The partnership will advance expenses incurred by any indemnified person as a result of a legal action relating to the performance of duties or services by the indemnified party on behalf of the partnership upon receipt of an undertaking by the indemnified person to repay such expenses if that person is ultimately determined not to be entitled to indemnification under the partnership agreement.

Section 15-110 of the Delaware Revised Uniform Partnership Act provides that subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Alabama Registrants
Alabama Corporations
The bylaws of HEALTHSOUTH of Dothan, Inc. (the “Alabama Corporate Registrant”) provide that, to the fullest extent permitted by applicable law, the Alabama Corporate Registrant will indemnify any person (and the heirs, executors and administrators of such person) who, by reason of the fact that he is or was a director, officer, employee or agent of the Alabama Corporate Registrant, was or is a party or is threatened to be a party to (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Alabama Corporate Registrant), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding, or (b) any threatened, pending or completed action or suit by or in the right of the Alabama Corporate Registrant to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit. The Alabama Corporate Registrant may advance expenses to a director, officer, employee or agent defending against such an action, proceeding, or suit upon delivery to such registrant of an undertaking by or on behalf of such person to repay the advance if and to the extent he was not entitled to indemnification under the bylaws. Additionally, any indemnification or advancement of expenses by the Alabama Corporate Registrant pursuant to the bylaws will not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Sections 10A-2-8.50 to 10A-2-8.58 of the Alabama Business and Nonprofit Entities Code (the “Alabama Code”) give a corporation power to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (a) the individual conducted himself in good faith, and (b) the individual reasonably believed: (i) in the case of conduct in his official capacity with the corporation, that the conduct was in its best interests; and (ii) in all other cases, that the conduct was at least not opposed to its best interests, and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe his conduct was unlawful. Under the Alabama Code, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by him. In addition, Sections 10A-2-8.52 and 10A-2-8.56 of the Alabama Code state that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding, or of any claim, issue or matter therein, he shall be indemnified against reasonable expenses incurred in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any proceeding.

Alabama LLC
The articles of organization of HealthSouth Rehabilitation Institute of Tucson, LLC (the “Alabama LLC Registrant”) state that, to the fullest extent permitted under the law, (a) each member is entitled to indemnification for any loss, damage, or claim incurred by such member by reason of any act or omission performed or omitted by such member on behalf of the Alabama LLC Registrant, and (b) the Alabama LLC Registrant will advance expenses of an action, proceeding, or suit prior to final disposition of the same upon receipt of an undertaking by or on behalf of the member or manager to repay such amount if that person is not entitled to indemnification under the articles or organization. In addition, the operating agreement of the Alabama LLC Registrant provides that it will indemnify any person who is or was a member of the board, a principal officer, or the tax matters member of the Alabama LLC Registrant against any and all claims, demands and losses if (x) such person conducted himself in good faith, (y) reasonably believed (i) in the case of conduct in his official capacity with the Alabama LLC Registrant, that his conduct was in its best interests and (ii) in all other cases, that his conduct was at least not opposed to its best interests and such person was not found liable in a proceeding charging improper personal gain, and (z) in the case of any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. Moreover, any indemnification by the Alabama LLC Registrant pursuant to the provisions of the operating agreement will not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Section 10A-5A-4.10 of the Alabama Limited Liability Company Law permits a limited liability company, or a series thereof, to indemnify and hold harmless a member or other person, pay in advance or reimburse expenses incurred by a member or other person.

Florida Registrant
The bylaws of Lakeshore System Services of Florida, Inc. (the “Florida Registrant”) provide that, to the fullest extent permitted by the Florida Business Corporation Act (the “Florida Code”), the Florida Registrant will indemnify its directors and officers against liabilities, and advance reasonable expenses, incurred in any proceeding, including threatened or pending suits, whether civil, criminal, investigative and whether formal or informal, to which such person is, or is threatened to be made, a party or a witness because of his role as a director or officer. Moreover, the rights to indemnification granted under the bylaws will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may otherwise be entitled.

Section 607.0831 of the Florida Code provides, among other things, that a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision, or failure to act, by the director, unless the director breached or failed to perform his duties as a director and such breach or failure constitutes (a) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, (c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Code (relating to the liability of the directors for improper distributions) are applicable, (d) willful misconduct or a conscious disregard for the best interest of the company in the case of a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholders, or (e) recklessness or an act or omission in bad faith or with malicious purpose or with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than such company or a stockholder.

Section 607.0850 of the Florida Code authorizes, among other things, a company to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the company) by reason of the fact that he is or was a director, officer, employee or agent of the company (or is or was serving at the request of the company in such a position for any entity) against liability incurred in connection with such proceedings, if he acted in good faith and in a manner reasonably believed to be in the best interests of the company and, with respect to criminal proceedings, had no reasonable cause to believe his conduct was unlawful.

Section 607.0850(9)(2) of the Florida Code requires that a director, officer or employee be indemnified for actual and reasonable expenses (including attorneys’ fees) to the extent that he has been successful on the merits or otherwise in the defense of any proceeding referred to in Section 607.0850(1) or (1) of the Florida Code (as described above). Section 607.0850(6) of the Florida Code also allows expenses of defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer or director undertakes to repay such advance if it is ultimately determined that indemnification is not appropriate.

The Florida Code further states that the indemnification and advancement of expenses provided pursuant to Section 607.0850 is not exclusive and that indemnification may be provided by a company pursuant to other means, including agreements or bylaw provisions. Florida law prohibits indemnification or advancement of expenses, however, if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (a) a violation of criminal law, unless he had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) a transaction from which such person derived an improper personal benefit, (c) willful misconduct or conscious disregard for the best interests of the company in the case of a derivative action or a proceeding by or in the right of a stockholder, or (d) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Florida Code (relating to the liability of directors for improper distributions) are applicable.

Kentucky Registrant
Section 362.235(2) of the Kentucky Revised Statutes provides that a partnership shall indemnify every partner in respect of payments made and personal liabilities reasonably incurred by him in the ordinary and proper conduct of its business, or for the preservation of its business or property.

Massachusetts Registrant
Section 8 of the Massachusetts Limited Liability Company Act (“Massachusetts LLC Law”) provides that, subject to such standards and restrictions, if any, as are set forth in its certificate of organization or a written operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Such indemnification may include payment by the limited liability company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Massachusetts LLC Law, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer a member or manager. No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the limited liability company. Section 8 of Massachusetts LLC Law also provides that the certificate of organization or a written operating agreement may eliminate or limit the personal liability of a member or manager for breach of any duty to the limited liability company or to another member or manager.

New Hampshire Registrant
Section 304-C:116 of the New Hampshire Limited Liability Company Act provides that a limited liability company may, subject to such standards and restrictions, if any, as are set forth in its operating agreement, and shall have the power to, indemnify any member or manager or other person made a party to a proceeding or threatened to be made a named defendant or respondent in a proceeding because such member, manager or other person acted on behalf of the limited liability company, against liability for a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding, if (a) the member, manager or person conducted himself in accordance with contractual good faith and (b) the member, manager or person reasonably believed his conduct was not opposed to the best interest of the limited liability company. However, a limited liability company may not indemnify a member, manager or other person under this section (x) in connection with a proceeding by or in the right of the limited liability company in which such person was judged liable to the limited liability company or (y) in connection with any other proceeding charging the person with a breach of the duty of loyalty, whether or not involving action on behalf of the limited liability company, in which such person was adjudged liable for such breach. Section 8.2 of the limited liability company agreement of New England Rehabilitation Management Co., LLC (the “New Hampshire Registrant”) requires the New Hampshire Registrant to indemnify any member, manager, officer, employee and certain other persons against certain liabilities arising out of their management of the New Hampshire Registrant or relate to or arise out of its property, business or affairs, except (i) in connection with any claim that such person engaged in fraud, willful misconduct, bad faith or gross negligence, or (ii) any claim initiated by such person unless the claim was brought to enforce such person’s rights to indemnification under such provision or was authorized or consented to by the board of managers.

South Carolina Registrants
South Carolina Corporation
The bylaws of HEALTHSOUTH Rehabilitation Center, Inc. (the “South Carolina Corporate Registrant”) provide that the South Carolina Corporate Registrant will indemnify each director, officer, employee or agent of the South Carolina Corporate Registrant who is, or is threatened to be made, a party to any action, proceeding or suit, whether administrative, civil, criminal, or investigative (other than any action, proceeding or suit by or on behalf of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the South Carolina Corporate Registrant, or is or was serving at the request of the South Carolina Corporate Registrant in such a capacity of the corporation, against expenses (including attorneys’ fees), fines, judgments, and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, proceeding or suit if he reasonably acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the South Carolina Corporate Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the discretion of the board, the South Carolina Corporate Registrant may advance expenses before final disposition of the relevant action, proceeding, or suit in respect of the indemnification provisions set forth in the bylaws.
Under Section 33-8-510 of the South Carolina Code of Laws, a corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if (a) he conducted himself in good faith, (b) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest, and (ii) in all other cases, that his conduct was at least not opposed to its best interest, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Under Section 33-8-520 of the South Carolina Code of Laws, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

South Carolina LLCs
The Limited Liability Company Agreement of HealthSouth Rehabilitation Hospital of Charleston, LLC (the “South Carolina LLC Registrant”) provides that the South Carolina LLC Registrant will indemnify each member and manager, and any officer, director, stockholder, partner, employee, affiliate, representative, or agent of any member or manager, and any officer of the South Carolina LLC Registrant from and against any and all claims in which such person or entity may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the South Carolina LLC Registrant or which relates to or arises out of the South Carolina LLC Registrant or its property, business, or affairs. The South Carolina LLC Registrant must pay expenses incurred by any such person or entity in defending a claim upon receipt by the South Carolina LLC Registrant of an undertaking by or behalf of such person or entity to repay such amount if it shall ultimately be determined that such person or entity is not entitled to be indemnified by the South Carolina LLC Registrant.

Section 33-44-403 of the South Carolina Limited Liability Company Act provides that a limited liability company shall indemnify a member or manager for liabilities incurred by the member or manager in the ordinary course of the business of the company or for the preservation of its business or property.

Texas Registrants
Sections 8.101 and 8.105 of the Texas Business Organizations Code (“TBOC”) permit corporations to indemnify a person who was or is a governing person, officer, employee or agent of such corporation or who serves at the corporation’s request as a representative of another enterprise, organization or employee benefit plan (an “outside enterprise”), who was, is, or is threatened to be named a respondent in a legal proceeding by virtue of such person’s position in the corporation or in an outside enterprise, but only if the person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in or, in the case of all other conduct, that the conduct was not opposed to the corporation or outside enterprise’s best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful.

A person may be indemnified within the above limitations against (i) a judgment and (ii) expenses that are reasonable and actually incurred by the person in connection with the proceeding. Indemnification of a person who is found liable to the corporation or is found liable because the person improperly received a personal benefit is limited to reasonable expenses actually incurred in connection with a proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of the person’s duty to the corporation, breach of the person’s duty of loyalty owed to the corporation or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation.

Indemnification pursuant to Section 8.101 of the TBOC can be made by the corporation only upon a determination made in the manner prescribed by Section 8.103 of the TBOC that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct for such indemnification.

Section 8.051 of the TBOC requires a corporation to indemnify a governing person, former governing person or person serving an outside enterprise at the corporation’s request against reasonable expenses incurred in connection with a proceeding in which the person is a respondent because of the person’s corporate position, if the person was wholly successful, on the merits or otherwise, in the defense of the proceeding.

Under certain circumstances, a corporation may also advance expenses to any of the above persons.

Item 21. Exhibits and Financial Statement Schedules.
The Exhibits to this registration statement are listed in the Exhibit Index.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining any liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on January 29, 2016.

HEALTHSOUTH CORPORATION

By:	/s/ JOHN P. WHITTINGTON
	Name:	John P. Whittington
	Title:	Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Douglas E. Coltharp his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jay Grinney	President and Chief Executive Officer and Director	January 29, 2016
Jay Grinney

/s/ Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	January 29, 2016
Douglas E. Coltharp

/s/ Andrew L. Price	Chief Accounting Officer	January 29, 2016
Andrew L. Price

/s/ Leo I. Higdon, Jr.	Chairman of the Board of Directors	January 29, 2016
Leo I. Higdon, Jr.

/s/ John W. Chidsey	Director	January 29, 2016
John W. Chidsey

/s/ Donald L. Correll	Director	January 29, 2016
Donald L. Correll

/s/ Yvonne M. Curl	Director	January 29, 2016
Yvonne M. Curl

/s/ Charles M. Elson	Director	January 29, 2016
Charles M. Elson

/s/ Joan E. Herman	Director	January 29, 2016
Joan E. Herman

/s/ Leslye G. Katz	Director	January 29, 2016
Leslye G. Katz

/s/ John E. Maupin, Jr.	Director	January 29, 2016
John E. Maupin, Jr.

/s/ L. Edward Shaw, Jr.	Director	January 29, 2016
L. Edward Shaw, Jr.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on January 29, 2016.

CMS Jonesboro Rehabilitation, Inc.
Continental Medical of Arizona, Inc.
Continental Medical Systems, Inc.
Continental Rehabilitation Hospital of Arizona, Inc.
HEALTHSOUTH of Dothan, Inc.
HEALTHSOUTH of Nittany Valley, Inc.
HEALTHSOUTH of South Carolina, Inc.
HEALTHSOUTH of Spring Hill, Inc.
HEALTHSOUTH of Treasure Coast, Inc.
HEALTHSOUTH of Yuma, Inc.
HEALTHSOUTH Rehabilitation Center, Inc.
HealthSouth Rehabilitation Center of New Hampshire, Inc.
HealthSouth Rehabilitation Hospital of Austin, Inc.
HEALTHSOUTH Rehabilitation Hospital of Manati, Inc.
HealthSouth Rehabilitation Hospital of Montgomery, Inc.
HealthSouth Rehabilitation Hospital of San Juan, Inc.
HealthSouth Rehabilitation Hospital of Texarkana, Inc.
HealthSouth Rehabilitation Hospital The Woodlands, Inc.
HealthSouth Rehabilitation Institute of San Antonio, (RIOSA), Inc.
Lakeshore System Services of Florida, Inc.
Rehab Concepts Corp.
Rehabilitation Hospital of Colorado Springs, Inc.
Reliant Blocker Corp.
Sherwood Rehabilitation Hospital, Inc.
Tarrant County Rehabilitation Hospital, Inc.
Tyler Rehabilitation Hospital, Inc.
Western Neuro Care, Inc.

By:	/s/ Edmund M. Fay
	Name:	Edmund M. Fay
	Title:	Authorized Signatory

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Douglas E. Coltharp his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Mark J. Tarr	President and Director (Principal Executive Officer)	January 29, 2016
Mark J. Tarr

/s/ Douglas E. Coltharp	Vice President and Director (Principal Financial Officer)	January 29, 2016
Douglas E. Coltharp

/s/ Andrew L. Price	Vice President (Principal Accounting Officer)	January 29, 2016
Andrew L. Price

/s/ John P. Whittington	Director	January 29, 2016
John P. Whittington

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on January 29, 2016.

Lakeview Rehabilitation Group Partners
	By:	Continental Medical of Kentucky, Inc., its General Partner

Southern Arizona Regional Rehabilitation Hospital, L.P.
	By:	Continental Rehabilitation Hospital of Arizona, Inc., its General Partner

Western Medical Rehab Associates, L.P.
	By:	Western Neuro Care, Inc., its Managing General Partner

By:	/s/ Edmund M. Fay
	Name:	Edmund M. Fay
	Title:	Authorized Signatory

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Douglas E. Coltharp his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Mark J. Tarr	President and Director (Principal Executive Officer)	January 29, 2016
Mark J. Tarr

/s/ Douglas E. Coltharp	Vice President and Director (Principal Financial Officer)	January 29, 2016
Douglas E. Coltharp

/s/ Andrew L. Price	Vice President (Principal Accounting Officer)	January 29, 2016
Andrew L. Price

/s/ John P. Whittington	Director	January 29, 2016
John P. Whittington

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on January 29, 2016.

Advantage Health, LLC
HealthSouth Acquisition Holdings, LLC
HealthSouth Acquisition Holdings Subsidiary, LLC
HealthSouth Arizona Real Estate, LLC
HealthSouth Arkansas Real Estate, LLC
HealthSouth Aviation, LLC
HealthSouth Bakersfield Rehabilitation Hospital, LLC
HealthSouth Bryan Holdings, LLC
HealthSouth California Real Estate, LLC
HealthSouth Cardinal Hill Rehabilitation Hospital, LLC
HealthSouth Colorado Real Estate, LLC
HealthSouth Deaconess Holdings, LLC
HealthSouth East Valley Rehabilitation Hospital, LLC
HealthSouth GKBJH Holdings, LLC
HealthSouth Harmarville Rehabilitation Hospital, LLC
HealthSouth Johnson City Holdings, LLC
HealthSouth Joint Ventures Holdings, LLC
HealthSouth Kansas Real Estate, LLC
HealthSouth Kentucky Real Estate, LLC
HealthSouth Littleton Rehabilitation, LLC
HealthSouth Martin County Holdings, LLC
HealthSouth Maryland Real Estate, LLC
HealthSouth Massachusetts Real Estate, LLC
HealthSouth Middletown Rehabilitation Hospital, LLC
HealthSouth Nevada Real Estate, LLC
HealthSouth New Mexico Real Estate, LLC
HealthSouth North Houston GP, LLC
HealthSouth Northern Kentucky Rehabilitation Hospital, LLC
HealthSouth of East Tennessee, LLC
HealthSouth of Erie, LLC
HealthSouth of Fort Smith, LLC
HealthSouth of Toms River, LLC
HealthSouth of York, LLC
HealthSouth Ohio Real Estate, LLC
HealthSouth Owned Hospitals Holdings, LLC
HealthSouth Pennsylvania Real Estate, LLC
HealthSouth Plano Rehabilitation Hospital, LLC
HealthSouth Properties, LLC
HealthSouth Reading Rehabilitation Hospital, LLC
HealthSouth Real Estate, LLC
HealthSouth Real Property Holding, LLC
HealthSouth Rehabilitation Hospital at Drake, LLC
HealthSouth Rehabilitation Hospital of Abilene, LLC
HealthSouth Rehabilitation Hospital of Arlington, LLC
HealthSouth Rehabilitation Hospital of Beaumont, LLC
HealthSouth Rehabilitation Hospital of Braintree, LLC
HealthSouth Rehabilitation Hospital of Charleston, LLC
HealthSouth Rehabilitation Hospital of Cincinnati, LLC
HealthSouth Rehabilitation Hospital of Cypress, LLC
HealthSouth Rehabilitation Hospital of Dallas, LLC
HealthSouth Rehabilitation Hospital of Dayton, LLC
HealthSouth Rehabilitation Hospital of Desert Canyon, LLC
HealthSouth Rehabilitation Hospital of Fort Worth, LLC

HealthSouth Rehabilitation Hospital of Fredericksburg, LLC
HealthSouth Rehabilitation Hospital of Gadsden, LLC
HealthSouth Rehabilitation Hospital of Henderson, LLC
HealthSouth Rehabilitation Hospital of Humble, LLC
HealthSouth Rehabilitation Hospital of Largo, LLC
HealthSouth Rehabilitation Hospital of Las Vegas, LLC
HealthSouth Rehabilitation Hospital of Marion County, LLC
HealthSouth Rehabilitation Hospital of Mechanicsburg, LLC
HealthSouth Rehabilitation Hospital of Miami, LLC
HealthSouth Rehabilitation Hospital of Midland/Odessa, LLC
HealthSouth Rehabilitation Hospital of Modesto, LLC
HealthSouth Rehabilitation Hospital of New England, LLC
HealthSouth Rehabilitation Hospital of New Mexico, LLC
HealthSouth Rehabilitation Hospital of Newnan, LLC
HealthSouth Rehabilitation Hospital of Northern Virginia, LLC
HealthSouth Rehabilitation Hospital of Petersburg, LLC
HealthSouth Rehabilitation Hospital of Richardson, LLC
HealthSouth Rehabilitation Hospital of Round Rock, LLC
HealthSouth Rehabilitation Hospital of Sarasota, LLC
HealthSouth Rehabilitation Hospital of Seminole County, LLC
HealthSouth Rehabilitation Hospital of Sewickley, LLC
HealthSouth Rehabilitation Hospital of South Austin, LLC
HealthSouth Rehabilitation Hospital of South Jersey, LLC
HealthSouth Rehabilitation Hospital of Sugar Land, LLC
HealthSouth Rehabilitation Hospital of Tallahassee, LLC
HealthSouth Rehabilitation Hospital of the Mid-Cities, LLC
HealthSouth Rehabilitation Hospital of Utah, LLC
HealthSouth Rehabilitation Hospital of Vintage Park, LLC
HealthSouth Rehabilitation Institute of Tucson, LLC
HealthSouth Savannah Holdings, LLC
HealthSouth Scottsdale Rehabilitation Hospital, LLC
HealthSouth Sea Pines Holdings, LLC
HealthSouth South Carolina Real Estate, LLC
HealthSouth Sunrise Rehabilitation Hospital, LLC
HealthSouth Support Companies, LLC
HealthSouth Texas Real Estate, LLC
HealthSouth Tucson Holdings, LLC
HealthSouth Tulsa Holdings, LLC
HealthSouth Utah Real Estate, LLC
HealthSouth Valley of the Sun Rehabilitation Hospital, LLC
HealthSouth Virginia Real Estate, LLC
HealthSouth Walton Rehabilitation Hospital, LLC
HealthSouth West Virginia Real Estate, LLC
HealthSouth Westerville Holdings, LLC
New England Rehabilitation Management Co., LLC
Print Promotions Group, LLC
Rebound, LLC
Rehabilitation Hospital Corporation of America, LLC
Rehabilitation Hospital of Plano, LLC
Rehabilitation Institute of Western Massachusetts, LLC

By:	/s/ Edmund M. Fay
	Name:	Edmund M. Fay
	Title:	Authorized Signatory

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Douglas E. Coltharp his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Mark J. Tarr	President and Manager (Principal Executive Officer)	January 29, 2016
Mark J. Tarr

/s/ Douglas E. Coltharp	Vice President and Manager (Principal Financial Officer)	January 29, 2016
Douglas E. Coltharp

/s/ Andrew L. Price	Vice President (Principal Accounting Officer)	January 29, 2016
Andrew L. Price

/s/ John P. Whittington	Manager	January 29, 2016
John P. Whittington

Exhibit Index

Exhibit No.    Description of Exhibit

3.1
Restated Certificate of Incorporation of HealthSouth Corporation, as filed in the Office of the Secretary of State of the State of Delaware on May 21, 1998 (incorporated by reference to Exhibit 3.1 to HealthSouth’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

3.2
Certificate of Amendment to the Restated Certificate of Incorporation of HealthSouth Corporation, as filed in the Office of the Secretary of State of the State of Delaware on October 25, 2006 (incorporated by reference to Exhibit 3.1 to HealthSouth’s Current Report on Form 8-K filed with the SEC on October 31, 2006).

3.3
Amended and Restated Bylaws of HealthSouth Corporation, effective as of May 1, 2015 (incorporated by reference to Exhibit 3.1 to HealthSouth’s Current Report on Form 8-K filed with the SEC on May 11, 2015).

4.1
Indenture, dated as of December 1, 2009, between HealthSouth Corporation and Wells Fargo Bank, National Association, as trustee and successor in interest to The Bank of Nova Scotia Trust Company of New York, relating to HealthSouth’s 7.750% Senior Notes due 2022, 5.75% Senior Notes due 2024, 5.125% Senior Notes due 2023, and 5.75% Senior Notes due 2025 (incorporated by reference to Exhibit 4.7.1 to HealthSouth’s Annual Report on Form 10-K filed on February 23, 2010).

4.2
First Supplemental Indenture, dated as of December 1, 2009, among HealthSouth Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and successor in interest to The Bank of Nova Scotia Trust Company of New York (incorporated by reference to Exhibit 4.7.2 to HealthSouth’s Annual Report on Form 10-K filed on February 23, 2010).

4.3
Second Supplemental Indenture, dated as of October 7, 2010, among HealthSouth Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and successor in interest to The Bank of Nova Scotia Trust Company of New York (incorporated by reference to Exhibit 4.2 to HealthSouth’s Current Report on Form 8-K filed on October 12, 2010).

4.4
Third Supplemental Indenture, dated as of October 7, 2010, among HealthSouth Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and successor in interest to The Bank of Nova Scotia Trust Company of New York (incorporated by reference to Exhibit 4.3 to HealthSouth’s Current Report on Form 8-K filed on October 12, 2010).

4.5
Fourth Supplemental Indenture, dated as of September 11, 2012, among HealthSouth Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and successor in interest to The Bank of Nova Scotia Trust Company of New York, relating to HealthSouth’s 5.75% Senior Notes due 2024 (incorporated by reference to Exhibit 4.2 to HealthSouth’s Current Report on Form 8-K filed on September 11, 2012).

4.6
Fifth Supplemental Indenture, dated as of March 12, 2015, among HealthSouth Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and successor in interest to The Bank of Nova Scotia Trust Company of New York (incorporated by reference to Exhibit 4.2 to HealthSouth’s Current Report on Form 8-K filed on March 12, 2015).

4.7
Sixth Supplemental Indenture, dated as of August 7, 2015, among HealthSouth Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and successor in interest to The Bank of Nova Scotia Trust Company of New York, relating to HealthSouth’s 5.75% Senior Notes due 2024 (incorporated by reference to Exhibit 4.4 to HealthSouth’s Current Report on Form 8-K filed on August 12, 2015).

4.8	Form of 5.75% Senior Note due 2024 (included in Exhibit 4.7).

4.9
Seventh Supplemental Indenture, dated as of September 16, 2015, among HealthSouth Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and successor in interest to The Bank of Nova Scotia Trust Company of New York, relating to HealthSouth’s 5.75% Senior Notes due 2025 (incorporated by reference to Exhibit 4.2 to HealthSouth’s Current Report on Form 8-K filed on September 21, 2015).

Exhibit No.    Description of Exhibit

4.10	Form of 5.75% Senior Note due 2025 (included in Exhibit 4.9).

4.11
Registration Rights Agreement, dated as of August 7, 2015, among HealthSouth Corporation, the subsidiary guarantors named therein and the several initial purchasers named therein, relating to HealthSouth’s 5.75% Senior Notes due 2024 (incorporated by reference to Exhibit 4.5 to HealthSouth’s Current Report on Form 8-K filed on August 12, 2015).

4.12
Registration Rights Agreement, dated as of September 16, 2015, among HealthSouth Corporation, the subsidiary guarantors named therein and the several initial purchasers named therein, relating to HealthSouth’s 5.75% Senior Notes due 2025 (incorporated by reference to Exhibit 4.4 to HealthSouth’s Current Report on Form 8-K filed on September 21, 2015).

5.1*	Opinion of Akerman LLP (New York law).

5.2*	Opinion of Maynard, Cooper & Gale, P.C. (Alabama and Delaware law).

5.3*	Opinion of Akerman LLP (Florida law).

5.4*	Opinion of Kaplan & Partners LLP (Kentucky law).

5.5*	Opinion of Foley Hoag LLP (Massachusetts law).

5.6*	Opinion of Sheehan Phinney Bass + Green PA (New Hampshire law).

5.7*	Opinion of Wyche, P.A. (South Carolina law).

5.8*	Opinion of Bracewell & Giuliani LLP (Texas law).

12.1*	Computation of ratio of earnings to fixed charges.

21.1*	Subsidiaries of HealthSouth Corporation.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of BKD, LLP, Independent Auditors.

23.3*	Consent of Akerman LLP (included in the opinion filed as Exhibit 5.1 hereto).

23.4*	Consent of Maynard, Cooper & Gale, P.C. (included in the opinion filed as Exhibit 5.2 hereto).

23.5*	Consent of Akerman LLP (included in the opinion filed as Exhibit 5.3 hereto).

23.6*	Consent of Kaplan & Partners LLP (included in the opinion filed as Exhibit 5.4 hereto).

23.7*	Consent of Foley Hoag LLP (included in the opinion filed as Exhibit 5.5 hereto).

23.8*	Consent of Sheehan Phinney Bass + Green PA (included in the opinion filed as Exhibit 5.6 hereto).

23.9*	Consent of Wyche, P.A. (included in the opinion filed as Exhibit 5.7 hereto).

23.10*	Consent of Bracewell & Giuliani LLP (included in the opinion filed as Exhibit 5.8 hereto).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, as trustee under the indenture for debt securities.

Exhibit No.	Description of Exhibit

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

____________
* Filed herewith.